UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Marathon Oil Corporation

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Notice of Annual Meeting

of Stockholders and Proxy Statement

2004

Wednesday, April 28, 2004

10:00 A.M. Central Time

Conference Center Auditorium

Marathon Oil Tower

5555 San Felipe Road

Houston, Texas 77056

Please vote promptly either by:

➢	telephone,
➢	the Internet, or
➢	marking, signing and returning your proxy or voting instruction card.

Marathon Oil Corporation 5555 San Felipe Road Houston, TX 77056	Clarence P. Cazalot, Jr. President and Chief Executive Officer

March 8, 2004

Dear Marathon Stockholder,

On behalf of your board of directors and management, you are cordially invited to attend our 2004 annual meeting of stockholders to be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas, on Wednesday, April 28, 2004 at 10:00 a.m. Central Time.

If your shares are held of record with National City Bank, our transfer agent and registrar, we have enclosed a proxy card for your use. You may vote these shares by completing and returning the proxy card, or alternatively, calling a toll-free telephone number or using the Internet as described on the proxy card. If your shares are held by a broker or other nominee (i.e., in “street name”), enclosed is a voting instruction card, which you should use to vote those shares. You also have the option of voting by mail, or through the use of the telephone or Internet.

You will find information regarding the matters to be voted on at the meeting in the enclosed proxy statement. Our 2003 Annual Report to stockholders is also enclosed with these materials.

Your vote is important. We hope you will vote either by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card as soon as possible, whether or not you plan to attend the meeting.

Sincerely,

Appendix I	—	Audit Committee Charter
Appendix II	—	Audit Committee Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services

Notice of Annual Meeting of Stockholders

on April 28, 2004

We will hold our 2004 annual meeting of stockholders in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas 77056 on Wednesday, April 28, 2004 at 10:00 a.m. Central Time, in order to:

•	elect four Class II directors;

•	ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2004;

•	consider a stockholder proposal on a climate change resolution, if properly presented for action at the meeting;

•	consider a stockholder proposal to limit the level of compensation in future severance agreements with senior executive officers, if properly presented for action at the meeting; and

•	transact any other business that properly comes before the meeting.

You are entitled to vote at the meeting if you were an owner of record of Marathon Oil Corporation common stock at the close of business on March 1, 2004. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

We have enclosed a copy of the Company’s 2003 Annual Report to stockholders with this notice and proxy statement.

By order of the Board of Directors,

.
William F. Schwind, Jr. Secretary

Dated: March 8, 2004

Marathon Oil Corporation

5555 San Felipe Road

Houston, TX 77056

Proxy Statement

We have sent you this proxy statement because the Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so they may vote your shares on your behalf at our annual meeting of stockholders. The members of the proxy committee are Thomas J. Usher, Clarence P. Cazalot, Jr. and Janet F. Clark. They will vote your shares as you instruct.

We will hold the meeting on April 28, 2004 in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas. The proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We began the mailing of the proxy statement, the proxy card and the 2003 Annual Report on or about March 15, 2004.

Questions and Answers

☐	Who may vote?

You may vote if you were a holder of Marathon Oil Corporation (“Marathon” or the “Company”) common stock at the close of business on March 1, 2004, which is the record date of the meeting. Each share of common stock is entitled to one vote.

☐	What may I vote on?

You may vote on:

•	the election of four nominees to serve as Class II directors;

•	the ratification of Pricewaterhouse-Coopers LLP as our independent auditors;

•	a stockholder proposal requesting a climate change resolution; and

•	a stockholder proposal seeking to limit the level of compensation in future severance agreements with senior executive officers.

☐	How does the Board recommend I vote?

The Board recommends that you vote:

•	FOR each of the nominees for director;

•	FOR the ratification of Pricewaterhouse-Coopers LLP as independent auditors for 2004;

•	AGAINST the stockholder proposal requesting a climate change resolution; and

•	AGAINST the stockholder proposal seeking to limit the level of compensation in future severance agreements with senior executive officers.

☐	How do I vote?

You may vote by telephone or over the Internet by following the instructions on the enclosed proxy card (or, if you own your shares through a broker or other intermediary, on the enclosed voting instruction card). You may also vote by marking, signing and dating the enclosed proxy card or voting instruction card, and returning it in the prepaid envelope. The proxy committee will vote your shares in accordance with your directions. If you return a proxy card but do not mark the boxes showing how you wish to vote, the proxy committee will vote your shares in accordance with the Board’s recommendation on each proposal, but only if you have signed and dated the card. Unsigned proxy cards will not be voted at all. If you are a stockholder of record (that is, if you are registered on the books of our transfer agent), you may also vote in person by attending the meeting.

☐	May I change my vote?

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:

•	voting again by telephone or over the Internet;

•	sending us a proxy card dated later than your last vote;

•	notifying the Secretary of Marathon in writing; or

•	voting at the meeting.

☐	How many outstanding shares are there?

At the close of business on March 1, 2004, which is the record date for the meeting, there were 310,759,204 shares of Marathon common stock outstanding.

☐	How big a vote do the proposals need in order to be adopted?

Directors are elected by a plurality of the votes of the shares present in person at the meeting and those represented by proxy and entitled to vote; that is, those receiving the most votes are elected, even if they receive less than a majority. Each of the other proposals will be approved if it receives a majority of the votes of the shares present in person at the meeting and those represented by proxy and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes against a proposal. Broker non-votes are not counted as either votes for or votes against a proposal. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.

☐	What are broker non-votes?

The New York Stock Exchange permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. The election of directors and the ratification of independent auditors are examples of routine matters on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters such as the stockholder proposal to adopt a climate change resolution, the stockholder proposal to limit the level of compensation in future severance agreements with senior executive officers, and mergers and contested proposals, unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are broker non-votes.

☐	What constitutes a quorum?

Under our by-laws, a quorum is one-third of the voting power of the outstanding shares of stock entitled to vote.

☐	Will my vote be confidential?

All voting records which identify stockholders are kept permanently confidential except as necessary to meet legal requirements and in other limited circumstances such as proxy contests. The vote tabulators and the inspector of elections are required to execute confidentiality agreements.

☐	How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the proxy card, the proxy committee will vote on them using their best judgment. Your signed proxy card, or your telephone or Internet vote, gives them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our corporate Secretary on or after January 2, 2004 and no later than February 1, 2004, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the proxy card.

☐	When must stockholder proposals be submitted for the 2005 annual meeting?

Stockholder proposals submitted for inclusion in our 2005 proxy statement must be received in writing by our corporate Secretary no later than the close of business on November 15, 2004. Stockholder proposals submitted outside the process for inclusion in the proxy statement must be received from stockholders of record on or after December 30, 2004 and no later than January 29, 2005 and must be accompanied by certain information about the stockholders making the proposals, in accordance with our by-laws.

The Board of Directors and Governance Matters

Marathon Oil Corporation (“Marathon” or “Company”) was originally organized in May 2001 as USX Holdco, Inc. to become a holding company for the two principal businesses of our former parent company, USX Corporation (“Old USX”). In July 2001, Old USX effected a reorganization of the ownership of its businesses in which:

•	it created Marathon as its publicly owned parent holding company and transferred ownership of the businesses representing the Marathon Group to Marathon; and

•	it merged into a newly formed subsidiary which survives today as United States Steel Corporation.

Upon completion of the July 2001 reorganization, USX Holdco changed its name to USX Corporation.

On December 31, 2001, we separated our businesses into two independent companies and changed our name from USX Corporation to Marathon Oil Corporation. As a result of the separation, United States Steel Corporation now conducts the business of our former U. S. Steel Group as an independent, publicly owned corporation. Marathon has continued the business of the former Marathon Group.

To accurately portray the experience and tenure of certain directors with Marathon, the report of the tenure of a director on our Board includes the director’s service on the Board of Directors of Old USX.

Under our by-laws and the laws of Delaware, Marathon’s state of incorporation, the business and affairs of Marathon are managed under the direction of the Board of Directors. The Board met nine times in 2003. Their attendance averaged approximately 99 percent. Under our Corporate Governance Principles, directors are expected to attend the annual meeting of stockholders, and in 2003 all of our directors attended the meeting.

The Board has four principal committees, all the members of which are independent, non-employee directors. These committees are described on this and the following pages. The table below shows the current committee memberships of each director and the number of meetings that each corresponding committee held in 2003.

Board Committee Memberships

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Committee on Financial Policy

Charles F. Bolden, Jr.	X		X	X
David A. Daberko	X		X	X
William L. Davis	X	X		X

Shirley Ann Jackson	X*	X	X
Philip Lader		X	X	X
Charles R. Lee	X		X*	X

Dennis H. Reilley	X	X		X
Seth E. Schofield		X	X	X*
Douglas C. Yearley	X	X*	X

Number of Meetings in 2003 of Corresponding Committee	6	5	4	4

*	Chair

Board and Committee Independence

The Board is composed of a majority of directors who qualify as independent directors pursuant to the rules adopted by the Securities and Exchange Commission applicable to the corporate governance standards for companies listed on the New York Stock Exchange. The principal committee structure of the Board includes audit, compensation, corporate governance and nominating, and financial policy. These committees are comprised entirely of independent directors.

In determining independence, the Board affirmatively determines whether directors have no material relationship with the Company. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. In addition, the Board uses the following categorical standards to determine director independence: (1) not being a present or former employee, or having an immediate family member as an executive officer, of the Company within the past three years; (2) not personally receiving, or having an immediate family receive, any direct compensation from the Company in excess of $100,000 during 2003 or any of the previous three calendar years, other than compensation for board or committee service, pension or other forms of deferred compensation for prior service, or compensation paid to an immediate family member who is a non-executive employee of the Company; (3) not being employed within the past three years in any capacity, or having an immediate family member employed in a professional capacity, by the Company’s external auditor, PricewaterhouseCoopers LLP; (4) not being employed, or having an immediate family member employed, within the past three years as an executive officer of another company where now or at any time during the past three years any of the Company’s present executive officers serve or served on the other company’s compensation committee; (5) not being an executive officer or employee, or having an immediate family member who is an executive officer, of a company that makes or made payments to, or receives or received payments from, the Company, for property or services in an amount which, in 2003 or any of the three preceding calendar years, exceeds or exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues; and (6) not being an executive officer of a charitable organization of which the Company has within the preceding three years made any contributions to that organization in any single fiscal year that exceeded the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues.

Applying these categorical standards, the Board determined that the following directors qualify as independent: Charles F. Bolden, Jr.; David A. Daberko; William L. Davis; Shirley Ann Jackson; Philip Lader; Charles R. Lee; Dennis H. Reilley; Seth E. Schofield; and Douglas C. Yearley.

Audit Committee

The Audit Committee has a written charter adopted by the Board. It is attached hereto as Appendix I and is also available on the Company’s website at http://www.marathon.com/Audit_Committee_Charter/. The charter requires the committee to reassess and report to the Board on the adequacy of the charter on an annual basis, which the committee did in 2003. All the members of the Audit Committee are independent (as independence is defined in Exchange Act Rule 10A-3, as well as the general independence requirements of NYSE Rule 303A.02).

This committee is, among other things, responsible for:

•	appointing, replacing, compensating and overseeing the work of the independent auditor;

•	reviewing the fees proposed by the independent auditor for the coming year and approving in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor;

•	separately meeting with the independent auditors, the internal auditors and management with respect to the status and results of their activities;

•	reviewing with the chief executive officer, the chief financial officer, and the general counsel the Company’s disclosure controls and procedures and management’s conclusions about the efficacy of such disclosure controls and procedures;

•	reviewing, approving and discussing with management and the independent auditors the annual and quarterly financial statements, the annual report to stockholders, and the Form 10-K;

•	reviewing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies; and

•	completing an annual performance evaluation of this committee.

The Audit Committee has the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and to retain outside legal, accounting or other consultants.

Audit Committee Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services

Effective January 1, 2003, the Audit Committee adopted the Audit Committee Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services. This policy is attached as Appendix II to this proxy statement and is also available on the Company’s website at http://www.marathon.com/Policy_PreAppAudit_Tax_NonAudit/. Among other things, this policy sets forth the procedure for the committee to pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimus exception. Notwithstanding the de minimus exception, it is the intent of the committee that standard practice will be to pre-approve all permissible non-audit services. The committee delegated pre-approval authority of up to $500,000 to the Audit Committee Chair for unbudgeted items.

Audit Committee Financial Expert

Based on the attributes, education and experience requirements set forth in Section 407 of the Sarbanes-Oxley Act of 2002 and associated regulations, the Board of Directors has determined that David A. Daberko, Charles R. Lee, and Dennis H. Reilley each qualify as an “Audit Committee Financial Expert.”

•	Mr. Daberko is currently the Chairman of the Board and Chief Executive Officer of National City Corporation. In addition to certifying the effectiveness of internal controls and procedures required by his position as CEO, Mr. Daberko’s previous positions with National City required him to oversee internal accounting controls and set internal control policy. As head of bank investments, he was responsible for overseeing accounting for that area. Mr. Daberko holds a MBA in finance from Case Western Reserve University.

•	Mr. Lee held positions as Senior Vice President-Finance for Penn Central Corp. and Columbia Pictures Industries Inc., and Senior Vice President of Finance with GTE Corporation. He received a MBA with distinction from the Harvard Graduate School of Business Administration.

•	Mr. Reilley is the Chairman, President and Chief Executive Officer of Praxair, Inc. In addition to certifying the effectiveness of internal controls and procedures required by his position as CEO, Mr. Reilley’s experience includes serving as chair of Entergy Corporation’s audit committee. He holds a Bachelor of Science in finance from Oklahoma State University.

Guidelines for Hiring of Employees or Former Employees of the Independent Auditor

The Audit Committee adopted guidelines for hiring of employees or former employees of the independent auditor. In summary, these guidelines provide that the Company shall not hire any employee or former employee of its independent auditor for a position in a financial reporting oversight role if such employee or former employee was the lead or concurring partner, or any other member of the audit engagement team who provides more than ten hours of audit, review or attest services during the one-year period preceding the date of the initiation of the audit. A complete set of these guidelines is available on the Company’s website at http://www.marathon.com/Guide_Hire_Employees_Indep_Auditor/.

Policy for Whistleblowing Procedures

Effective August 1, 2003, the Audit Committee adopted and approved the Company’s Policy for Whistleblowing Procedures. This policy establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Policy for Whistleblowing Procedures is available on the Company’s website at http://www.marathon.com/Policy_Whistleblowing_Procedures/.

Compensation Committee

The Compensation Committee is composed solely of directors who satisfy all criteria for independence under applicable law and the rules of the New York Stock Exchange and who, in the opinion of the Board, are free of any relationship that would interfere with their exercise of independent judgment as members of the committee.

This committee is, among other things, responsible for:

•	making recommendations to the Board and to the boards of subsidiaries on all matters of policy and procedures relating to executive compensation;

•	establishing the chief executive officer’s compensation level based on the Board’s performance evaluation of the chief executive officer;

•	approving the compensation of the other executive officers, and reviewing the succession plan relating to positions held by the other executive officers;

•	recommending to the Board and administering the incentive compensation plans and equity-based plans of the Company;

•	confirming the achievement of performance levels under the Company’s incentive compensation plans; and

•	evaluating its performance on an annual basis.

The Charter of the Compensation Committee is available on the Company’s website at http://www.marathon.com/Charter_Comp_Committee/.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed solely of independent directors in accordance with the Rules of the New York Stock Exchange. The committee’s primary purpose is to discharge the Board’s responsibility related to public policy matters, the development and implementation of a set of corporate governance principles, the identification of individuals qualified to become board members, and the review of the qualifications and make-up of the Board membership.

The committee is, among other things, responsible for:

•	reviewing and making recommendations to the Board concerning the appropriate size and composition of the Board, including candidates for election or re-election as directors, the criteria to be used for the selection of candidates for election as directors, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the composition and functions of the Board committees, and all matters relating to the development and effective functioning of the Board;

•	considering and recruiting candidates to fill positions on the Board;

•	considering nominees recommended by stockholders for election as directors;

•	reviewing and making recommendations to the Board of each Board committee’s membership and committee chairpersons including, without limitation, a determination of whether one or more Audit Committee members qualifies as an “audit committee financial expert” in accordance with applicable law;

•	assessing and recommending overall corporate governance practices;

•	establishing the process and administering the evaluation of the Board;

•	reviewing public issues identified by management and the Company’s efforts in addressing these public issues through research, analysis, lobbying efforts and participation in business and government programs;

•	reviewing and approving codes of conduct applicable to directors, officers and employees;

•	reviewing the Company’s policy statement on stockholders’ rights plans and reporting any recommendations to the Board; and

•	evaluating its performance on an annual basis.

A current copy of the Corporate Governance and Nominating Committee’s Charter is available on the Company’s website at http://www.marathon.com/Charter_CorpGovNom_Committee/.

Director Identification and Selection

The process for director selection and director qualifications are set forth in Article III, Section (a) of the Company’s Corporate Governance Principles which are available on the Company’s website at http://www.marathon.com/Corporate_Governance_Principles/. In summary, the chairman of the Corporate Governance and Nominating Committee and the chief executive officer should work with a third party professional search firm to review director candidates and their credentials. At least one member of the committee, the Chairman of the Board, and the chief executive officer should meet with the director candidate. This screening process applies to nominating committee recommended nominees, as well as nominees recommended by the stockholders in accordance with the Company’s by-laws. The criteria for selecting new directors include their independence, as defined by applicable law, stock exchange listing standards and the categorical standards listed in the Company’s Corporate Governance Principles, their integrity and judgment, their records of public service, their ability to devote sufficient time to the affairs of the Company, the diversity of backgrounds and experience they will bring to the Board, and the needs of the Company from time to time. Directors should also be individuals of substantial accomplishment with demonstrated leadership capabilities and that they should represent all shareholders and not any special interest group or constituency. The Committee’s Charter also gives the Committee the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

Code of Ethics for Senior Financial Officers

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 and its associated regulations, the Corporate Governance and Nominating Committee approved and adopted a Code of Ethics for Senior Financial Officers which is available on the Company’s website at http://www.marathon.com/Code_Ethics_Sr_Finan_Off/. As required, this code applies to the Company’s principal executive officer, the principal financial officer, the principal accounting officer or controller, or persons performing similar functions, and mandates that these officers, among other things:

•	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	comply with applicable governmental laws, rules and regulations; and

•	promote the prompt internal reporting of violations of this Code of Ethics to the chair of the Audit Committee of the Board of Directors and to the appropriate person or persons identified in the Company’s Code of Business Conduct.

The code further provides that any violation will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law.

Committee on Financial Policy

The Committee on Financial Policy provides oversight with respect to the appropriate capital structure and financial policies of Marathon. Its key responsibility in that role is to make recommendations to the Board concerning dividends. A copy of the committee charter is available on the Company’s website at http://www.marathon.com/Charter_Comm_FinanPolicy/.

The committee is, among other things, responsible for:

•	approving financings by Marathon (except financings which involve the issuance of common stock), including the recommendation of action to subsidiaries, partnerships and joint ventures;

•	authorizing loans to outside entities, guarantees by Marathon of the credit of others, and other uses of Marathon credit; and

•	evaluating its performance on an annual basis and develop criteria for the evaluation.

Corporate Governance Principles

Effective as of January 1, 2003, the Board adopted and approved the Corporate Governance Principles. These principles are available on the Company’s website at http://www.marathon.com/Corporate_Governance_Principles/. In summary, the Corporate Governance Principles address the general functioning of the Board, including its responsibilities, the Board size, director elections and limits on the number of Board memberships. These principles also address Board independence, committee composition, the lead director position, the process for director selection and director qualifications, the Board’s performance review, the Board’s planning and oversight functions, director compensation and director retirement and resignation.

Communications from Security Holders

Security holders may send communications to the Board through the Secretary of the Company. You may communicate with the Chair of our Audit, Compensation, Corporate Governance and Nominating, and Financial Policy Committees by sending an e-mail to auditchair@marathonoil.com, compchair@marathonoil.com, corpgovchair@marathonoil.com, or finpolicychair@marathonoil.com, respectively. You may communicate with our outside directors, individually or as a group, by sending an e-mail to non-managedirectors@marathonoil.com.

The Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include commercial solicitations and matters not relevant to the security holders, to the functioning of the Board, or to the affairs of the Company.

Compensation of Directors

Our by-laws require that each non-employee director be paid compensation and attendance fees as the Board may from time to time determine. Directors who are employees of Marathon receive no compensation for their service on the Board. In 2003 we paid our non-employee directors as follows:

Annual Retainer	$60,000
Committee Membership Fee	$5,000 ($6,000 for committee chair)
Meeting Fee (for Board or committee meeting attendance)	$2,000

In addition to the annual retainer, we also paid our Chairman of the Board, Mr. Usher, a chairman’s fee of $240,000 in 2003. The chairman does not receive meeting fees for his attendance.

We have continuing obligations to Mr. Usher pursuant to a Completion and Retention Agreement entered into in connection with the separation of Marathon and United States Steel. Under that agreement, if Mr. Usher elects to receive his non-qualified pension (part of which is payable by Marathon) as a lump sum, the lump sum will be calculated using the interest rates and mortality tables in effect on December 31, 2001.

Under our Deferred Compensation Plan for Non-Employee Directors, non-employee directors are required to defer half of their annual retainers in the form of common stock units. A common stock unit is what is sometimes referred to as “phantom stock” because initially no stock is actually issued. Instead, we keep an unfunded book entry account for each director that shows how many common stock units he or she has. We credit each non-employee director’s deferred stock account with common stock units on the date he or she would otherwise receive the annual retainer payment. The ongoing value of each common stock unit equals the market price of the common stock. When dividends are paid on Marathon’s common stock, we credit each account with equivalent amounts in additional common stock units. Then, when a director leaves the Board, he or she is issued actual shares of common stock corresponding to the number of common stock units in his or her account. We believe this is an effective way to increase the directors’ equity holdings in Marathon and thereby further align their interests with those of our stockholders.

Directors may elect to defer the remaining portion of their annual retainers in the form of cash. This unfunded deferred cash benefit may be invested in certain investment options offered under the plan, which mirror the investment options offered to employees under the Marathon Oil Company Thrift Plan with the exception of the Marathon common stock fund. When a director leaves the Board, he or she receives the deferred cash either in a lump sum or in installments over ten years.

If Marathon were to undergo a change in control resulting in the removal of a non-employee director from the Board, that director would receive a cash payment equal to the value of his or her deferred stock and deferred cash accounts.

Pursuant to the director stock award program under the stockholder approved 2003 Incentive Compensation Plan, each non-employee director may receive a matching grant of up to 1,000 shares of common stock upon his or her initial election to the Board. In order to qualify, a director must purchase an equivalent number of shares in the open market during the 60 days following his or her initial election to the Board.

In 2003, the Corporate Governance and Nominating Committee commissioned an independent compensation consulting firm to conduct a review of director compensation. As a result of this review and beginning in 2004, the Board approved an annual non-retainer common stock unit award valued at $40,000 as additional compensation for the Board’s independent directors. This additional compensation award does not apply to our Chairman. The awards will vest at the time of departure from the Board and will be paid out in actual shares of Marathon Oil Corporation common stock. Furthermore, the Board of Directors implemented stock ownership guidelines for directors of five times the annual retainer fee to be achieved within five years. The Board also approved an annual fee increase to $10,000 for the chair of the Audit Committee effective in 2004.

Proposals of the Board

The Board will present the following proposals at the meeting:

Proposal No. 1

Election of Directors

Marathon’s Restated Certificate of Incorporation divides the directors into three classes: Class I, Class II and Class III. Each class must consist, as nearly as possible, of one-third of the directors. Once elected, directors serve for a term of three years and until their successors are duly elected and qualified. At each annual meeting, directors who are elected to succeed directors whose terms have expired are identified as being of the same class as those they succeed. A director elected to fill a vacancy is elected to the same class as the director he or she succeeds, and a director elected to fill a newly created directorship holds office until the next election of the class to which he or she is elected.

Our by-laws require the Board to fix the number of directors, and under our Corporate Governance Principles, the Board is charged with endeavoring to maintain between ten and fourteen members. The current four Class II directors are nominees for election this year for a three-year term that will expire at the 2007 annual meeting. All directors except Mr. Reilley (who was elected by the Board effective January 1, 2002), Mr. Lader (who was elected by the Board effective September 1, 2002), and Mr. Bolden (who was elected by the Board effective February 15, 2003) have previously been elected by the stockholders. Of the eleven current directors, one is an officer of Marathon, seven have top executive experience with a wide variety of businesses, one has a distinguished career in academia, business and government, one has a distinguished career as an international business leader and diplomat, and one has a distinguished career with the military and the National Aeronautics and Space Administration before entering business. A brief statement about the background of each nominee and each continuing director is given on the following pages. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by the Board.

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. They require that notice be received by the Secretary at least 45 days, but not more than 75 days, before the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

Nominees for Class II Directors

Terms Expire 2007

Charles F. Bolden, Jr.	Director since 2003	Age 57

Senior Vice President, TechTrans International, Inc.
Mr. Charles F. Bolden, Jr. received a Bachelor of Science degree from the U.S. Naval Academy, a Master of Science degree in systems management from the University of Southern California, and is a graduate of the U.S. Naval Test Pilot School at Patuxent River, Maryland. He has received Honorary Doctorates from several distinguished universities. He was a space shuttle pilot astronaut for the National Aeronautics and Space Administration (NASA) for 13 years, flying four space missions. From April 1992 to June 1993 Mr. Bolden served as Assistant Deputy Administrator for NASA. He was assigned Deputy Commanding General, 1MEF, Marine Forces, Pacific in 1997. Mr. Bolden served as Commanding General, 1 MEF (FWD) for Operation Desert Thunder in Kuwait from February to June 1998. In July 1998, he was promoted to Major General serving as the Commanding General of the Third Marine Aircraft Wing. Mr. Bolden retired from the United States Marine Corps on January 1, 2003 after serving 34 and a half years. He has been awarded a number of military and NASA decorations. Mr. Bolden was the President and Chief Operating Officer of American PureTex Water Corporation and PureTex Water Works from January to April 2003. He is currently a Senior Vice President at TechTrans International, Inc. Mr. Bolden is a member of the Board of Trustees of the University of Southern California.

Charles R. Lee	Director since 1991	Age 63

Retired Chairman of the Board, Verizon Communications Inc.
Mr. Lee received his bachelor’s degree in metallurgical engineering from Cornell University and an MBA with distinction from the Harvard Graduate School of Business Administration. He served in various financial and management positions before becoming Senior Vice President-Finance for Penn Central Corp. and then Columbia Pictures Industries Inc. In 1983, Mr. Lee joined GTE Corporation (which merged with Bell Atlantic Corporation to form Verizon Communications in 2000) as Senior Vice President of Finance and in 1986 was named Senior Vice President of Finance and Planning. He was elected President, Chief Operating Officer and Director in December 1988 and was elected Chairman of the Board and Chief Executive Officer of GTE in 1992. Mr. Lee served as Chairman of the Board and Co-CEO of Verizon Communications from June 30, 2000 through March 31, 2002. He served as non-executive Chairman of the Board from April 2002 to December 2003. He is a member of the Boards of Directors of United States Steel Corporation, The Proctor & Gamble Company, United Technologies Corporation, Hughes Electronics Corporation, Stamford Hospital Foundation, the New American Schools Development Corporation, and Project GRAD USA. Mr. Lee is a member of the Board of Overseers of Weill Cornell Medical College. He is a member of The Business Council. Mr. Lee is also a Trustee Emeritus and Presidential Councilor of Cornell University.

Dennis H. Reilley	Director since 2002	Age 50

Chairman, President and Chief Executive Officer, Praxair, Inc.
Mr. Reilley graduated from Oklahoma State University with a BS in finance in 1978. He began working at Conoco, Inc. in 1975 as a pipeline engineer and in 1979 was promoted to Executive Assistant to the Chairman. Mr. Reilley held many key positions at E. I. Du Pont de Nemours & Company which purchased Conoco in 1981. He held senior management positions in DuPont’s Chemicals and Specialties business including Vice President and General Manager of Special Chemicals. In May 1999 he was appointed Executive Vice President and Chief Operating Officer of DuPont with responsibility for pigments and chemicals, specialty polymers, nylon and polyester. Mr. Reilley became Chairman, President and Chief Executive Officer of Praxair, Inc. in 2002. He is a director of Entergy Corporation. Mr. Reilley is past Chairman of the American Chemistry Council.

Thomas J. Usher	Director since 1991	Age 61

Non-executive Chairman of the Board, Marathon Oil Corporation and Chairman of the Board and Chief Executive Officer, United States Steel Corporation
Mr. Usher graduated from the University of Pittsburgh with a BS degree in industrial engineering, an MS degree in operations research and a Ph.D. in systems engineering. He joined United States Steel Corporation (“U. S. Steel”) (later renamed USX Corporation) in 1965 and held various positions in industrial engineering. From 1975 through 1979, he held a number of management positions at U. S. Steel’s South and Gary Works. Mr. Usher was elected Executive Vice President-Heavy Products in 1986, President-U. S. Steel Group and director of USX in 1991, President and Chief Operating Officer of USX in 1994 and Chairman of the Board and Chief Executive Officer effective July 1, 1995. He is Chairman of the Board of Directors of United States Steel Corporation, and a director of H. J. Heinz Co., PNC Financial Services Group, and PPG Industries, Inc. Mr. Usher is Vice Chairman of the International Iron and Steel Institute; Director of the U. S.-Korea Business Council; and a member of the Board of Trustees of the University of Pittsburgh and of the Board of the Extra Mile Education Foundation.

Continuing Class III Directors

Terms Expire 2005

Shirley Ann Jackson	Director since 2000	Age 57

President, Rensselaer Polytechnic Institute
Dr. Jackson received a BS degree in physics in 1968, and a Ph.D. in theoretical elementary particle physics in 1973, from the Massachusetts Institute of Technology. She was a research associate at the Fermi National Accelerator Laboratory, a visiting scientist at the European Center for Nuclear Research and, from 1976 to 1991, a theoretical physicist at the former AT&T Bell Laboratories. Dr. Jackson was a professor of theoretical physics at Rutgers University from 1991 to 1995. She was Chairman of the U. S. Nuclear Regulatory Commission from 1995 to 1999. Dr. Jackson was named President of Rensselaer Polytechnic Institute in 1999. She is a director of New York Stock Exchange, Inc., United States Steel Corporation, Federal Express Corporation, AT&T, Medtronic, Inc., and Public Service Enterprise Group. Dr. Jackson holds 23 honorary degrees, was awarded the New Jersey Governor’s Award in Science in 1993, and was inducted into the National Women’s Hall of Fame in 1998.

Philip Lader	Director since 2002	Age 57

Non-executive Chairman of WPP Group plc
Ambassador Lader received a bachelor’s degree from Duke University (Phi Beta Kappa), a master’s degree from the University of Michigan and a juris doctor degree from Harvard Law School, after graduate studies in law at Oxford University. Awarded honorary doctorates by 14 universities and colleges, he served as U.S. Ambassador to the Court of St. James’s from 1997 through 2001 and was White House Deputy Chief of Staff, Deputy Director of the Office of Management and Budget, and Administrator of the U.S. Small Business Administration. Formerly President of Sea Pines Company and Executive Vice President of Sir James Goldsmiths’s U.S. holding company, he is non-executive Chairman of WPP Group plc, the global advertising/communications services company, which includes J. Walter Thompson, Ogilvy & Mather, and Young & Rubicam, a Senior Advisor to Morgan Stanley International, and a partner in the law firm of Nelson, Mullins, Riley & Scarborough. Ambassador Lader is a Nominated Member of the Council of Lloyd’s, and serves on the Boards of Directors of WPP Group plc, RAND, and AES Corporations, and the British Museum.

Seth E. Schofield	Director since 1994	Age 64

Retired Chairman and Chief Executive Officer, USAir Group
Mr. Schofield graduated from the Harvard Business School Program for Management Development in 1975. He served in various corporate staff positions after joining USAir in 1957 and became Executive Vice President-Operations in 1981. Mr. Schofield served as President and Chief Operating Officer from 1990 until 1991. He was elected President and Chief Executive Officer in 1991 and became Chairman of the boards of USAir Group and USAir, Inc. in 1992. He retired in January 1996. Mr. Schofield is a director of United States Steel Corporation, Calgon Carbon Corp. and Candlewood Hotel Company, Inc. He also is a member of the Advisory Board and Investment Committee of Desai Capital Management.

Douglas C. Yearley	Director since 1992	Age 68

Chairman Emeritus, Phelps Dodge Corporation
Mr. Yearley graduated from Cornell University with a Bachelor’s degree in metallurgical engineering and attended the Program for Management Development at Harvard Business School. He joined Phelps Dodge in 1960 in project development. He held several key positions before being elected Executive Vice President and a director in 1987, Chairman and Chief Executive Officer in 1989 and President in 1991. He retired in May 2000. He is a director of United States Steel Corporation, Lockheed Martin Corporation and Heidrick & Struggles International, Inc. He was a director of J.P. Morgan & Co. Incorporated and Morgan Guaranty Trust Company of New York from 1993 to 2000, and Southern Peru Copper Corporation from 1991 to 2000. He is a member of the National Council of the World Wildlife Fund, and a graduate member of The Business Council.

Continuing Class I Directors

Terms Expire 2006

Clarence P. Cazalot, Jr.	Director since 2000	Age 53

President and Chief Executive Officer, Marathon Oil Corporation
Mr. Cazalot graduated from Louisiana State University in 1972 with a BS degree in geology and joined Texaco Inc. that same year as a geophysicist. After holding a number of increasingly responsible management positions, Mr. Cazalot was elected a Vice President of Texaco Inc. and President of Texaco’s Latin America/West Africa Division in 1992. In 1994, he was named President of Texaco Exploration and Production Inc. Mr. Cazalot was appointed President of Texaco International Marketing and Manufacturing in 1997, and in 1998 he was named President- International Production and Chairman of London-based Texaco Ltd. He was elected President of Texaco’s worldwide production operations in 1999. Mr. Cazalot joined USX Corporation as Vice Chairman and Marathon Oil Company as President in March 2000. Effective upon the separation of USX’s steel and energy businesses on January 1, 2002, Mr. Cazalot was named President and Chief Executive Officer of Marathon Oil Corporation. He also serves as Chairman of the Board of Managers of Marathon Ashland Petroleum LLC. Mr. Cazalot serves on the Boards of Directors of Baker Hughes Incorporated, the US-Saudi Arabian Business Council, the American Petroleum Institute and the Greater Houston Partnership. He also is a member of the Board of Advisors for the Maguire Energy Institute and the Board of Directors of the Sam Houston Area Council, Boy Scouts of America.

David A. Daberko	Director since 2002	Age 58

Chairman of the Board and Chief Executive Officer, National City Corporation
Mr. Daberko graduated from Denison University with a BA and from Case Western Reserve University with an MBA. He joined National City Bank in 1968 as a management trainee and held a number of management positions within the company. In 1985, he led the assimilation of the former BancOhio National Bank into National City Bank, Columbus. In 1987, Mr. Daberko was elected deputy chairman of the corporation and president of National City Bank in Cleveland. He served as president and chief operating officer from 1993 until 1995 when he was named Chairman and Chief Executive Officer. Mr. Daberko is a director of OMNOVA Solutions, Inc. He is a trustee of Case Western University, University Hospitals Health System and Cleveland Tomorrow.

William L. Davis	Director since 2002	Age 60

Retired Chairman, President and Chief Executive Officer, R.R. Donnelley & Sons Company
Mr. Davis graduated from Princeton University in 1965 with a BA degree. From 1977 through 1997 he held a variety of positions with Emerson Electric Company, including the position of President of two of its subsidiaries, Appleton Electric Company and Skil Corporation, and Senior Executive Vice President for the Emerson Tool Group, the Industrial Motors and Drives Group and the Process Control Group. Mr. Davis joined R.R. Donnelley & Sons Company in 1997 as the Chairman and Chief Executive Officer. In 2001, he further accepted the responsibility as President of the company. Mr. Davis retired as Chairman, President and Chief Executive Officer of R.R. Donnelley & Sons Company in February 2004. He is a director of the Chicago Urban League, Evanston Northwestern Healthcare, and a former director of Mallinckrodt. Mr. Davis is a trustee of Northwestern University.

Proposal No. 2

Ratification of Independent Auditors

PricewaterhouseCoopers LLP has served as independent auditors of the Company for many years. We believe that their knowledge of Marathon’s business and its organization gained through this period of service is very valuable. In accordance with the established policy of the firm, partners and employees of PricewaterhouseCoopers assigned to the Marathon engagement are periodically rotated, thus giving Marathon the benefit of new thinking and approaches in the audit area. We expect representatives of PricewaterhouseCoopers to be present at the meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

For the year 2003, PricewaterhouseCoopers performed professional services in connection with audits of the consolidated financial statements of Marathon, certain subsidiaries and certain pension and other employee benefit plans. They also reviewed quarterly reports and other filings with the Securities and Exchange Commission and other agencies.

Proposals of Stockholders

Stockholders will present the following proposals at the meeting:

Proposal No. 3

To Adopt a Climate Change Resolution

General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, IL 60201, owner of shares of common stock having a market value of at least $2,000 for at least one year since September 30, 2002, has given notice that it intends to present the following proposal at the annual meeting of stockholders. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

CLIMATE CHANGE RESOLUTION [OIL & GAS]

WHEREAS:

In 2001, the Intergovernmental Panel on Climate Change concluded “there is new and stronger evidence that most of the warming observed over the last 50 years is attributable to human activities.” The National Academy of Sciences stated that the “degree of confidence in the IPCC assessment is higher today than it was 10, or even 5 years ago.”

The Environmental Protection Agency’s “Climate Action Report – 2002,” concluded that climate change pose risks to coastal communities due to sea level rise, water shortages, and increases in the heat index and frequency of heat waves.

100+ countries have ratified the Kyoto Protocol, spurring greenhouse gas emission (GHG) controls abroad that could disadvantage U.S. companies against competitors already accustomed to operating in carbon-constrained environments. At least half of U.S. states are addressing global warming, through legislation, lawsuits against the Bush administration or programs initiated by governors.

According to recent polls by Zogby and Gallup, 75% of Americans favor mandatory controls on GHG emissions.

Recent reports by CERES, the Carbon Disclosure Project, Innovest Strategic Value Advisors, and the Investor Responsibility Research Center demonstrate the growing financial risks of climate change for US corporations, and that companies are not adequately disclosing these risks to investors.

The reinsurer Swiss Re is asking companies applying for directors and officers insurance to explain what they are doing to prepare for potential regulation of GHG emissions.

We believe our industry is highly exposed to risk from climate change; according to the Energy Information Administration, over half of GHG emissions in the United States are from oil and gas combustion.

Industry leaders such as Royal Dutch/Shell, BP, ConocoPhillips, Statoil, Suncor and Amerada Hess are taking actions to reduce their exposure to climate related risks, including assuming a cost for carbon in their strategic planning, reporting on and reducing their GHG emissions, engaging in emissions trading, and investing in renewable energy. BP reports that its emissions reduction activities have generated savings with a NPV of $650 million.

According to Oil and Gas Investor, the industry’s environmental record is hurting its ability to attract strong employees. Companies like BP claim that their proactive stance on climate change helps to recruit and retain quality employees.

RESOLVED: The shareholders request that a committee of independent directors of the Board assess how the company is responding to rising regulatory, competitive, and public pressure to significantly reduce carbon dioxide and other greenhouse gas emissions and report to shareholders (at reasonable cost and omitting proprietary information) by September 1, 2004.

SUPPORTING STATEMENT:

We believe management has a fiduciary duty to carefully assess and disclose to shareholders all pertinent information on its response associated with climate change. We believe taking early action to reduce emissions and prepare for standards could provide competitive advantages, and inaction and opposition to emissions control efforts could expose companies to regulatory and litigation risk, and reputation damage.

YOUR BOARD RECOMMENDS A VOTE AGAINST THE STOCKHOLDER

PROPOSAL REQUESTING A CLIMATE CHANGE RESOLUTION

Marathon is committed to environmental stewardship and the improvement of operational and energy efficiencies at its facilities. For several years, Marathon has been working with the American Petroleum Institute and the International Petroleum Industry Environmental Conservation Association to develop petroleum industry guidelines for calculating and reporting greenhouse gas emissions. Simultaneously and beginning in 1998, we have compiled annual greenhouse gas inventories for operated facilities. In 2004, Marathon will begin implementation of these new industry guidelines, which were finalized in late 2003. Initial steps of implementation will include review and, if necessary, revision of historical inventories for conformity with the guidelines. With a goal of mid-year 2005, Marathon plans to publicly report greenhouse gas emissions for its operated facilities for the period 1998-2004.

During 2004, Marathon is continuing implementation of its Environmental Management Information System (EMIS). EMIS will increase accuracy of data management and improve timeliness of information availability, thus providing better tracking of not only greenhouse gas emissions, but air pollutants, waste streams, and energy efficiency opportunities as well.

In addition, Marathon is active in the development of lower carbon fuel as reflected by our participation in gas-to-liquids technology development. Other examples of our efforts are compressed natural gas, natural gas hydrates, and gas-to-methanol technology. Marathon, due to size, does not support an extensive research and development group as may be found in larger companies. We, therefore, must concentrate on those technology development areas that contribute the most economic impact, provide the greatest value to our stockholders, and demonstrate Marathon’s commitment to corporate social responsibility.

With respect to appointing a special committee of the board of directors, the Company’s Corporate Governance and Nominating Committee is comprised of seven independent members of the Board of Directors. Among other things, this committee is charged with reviewing matters bearing on the relationships between management and shareholders with emphasis on policy and major programs affecting ownership of the company. This committee is also responsible for reviewing Marathon’s position regarding public issues such as environmental matters, and the company’s efforts to affect identified public issues through research, analysis, lobbying efforts and participation in business and government programs. Through the discharge of its responsibilities, this committee provides the oversight to ensure that Marathon is establishing the appropriate position on public issues involving environmental matters.

Because Marathon and its Board of Directors are already addressing the issues raised in this proposal, we do not believe that creating the type of report requested by the proponents would help us reduce our emissions or improve our environmental performance.

VOTE AGAINST THIS PROPOSAL

Proposal No. 4

Limit Severance Compensation for Senior Executive Officers

Trowel Trades S&P 500 Index Fund, P.O. Box 75000, Detroit, MI 48273, owner of at least 6,100 shares of common stock, has given notice that it intends to present the following proposal at the annual meeting of stockholders. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

RESOLVED: That the shareholders of Marathon Oil (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions, retirement agreements and agreements renewing, modifying or extending such existing agreements. “Benefits” include lump-sum cash payments and the estimated present value of periodic retirement payments, fringe benefits, perquisites and consulting fees to be paid to the executive.

SUPPORTING STATEMENT

In our opinion, severance agreements as described in this resolution, commonly known as “golden parachutes”, are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general.

We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

The California Public Employees Retirement System, the Council of Institutional Investors and Institutional Shareholder Services generally favor shareholder approval of these types of severance agreements. For those reasons, we urge shareholders to vote for this proposal.

YOUR BOARD RECOMMENDS A VOTE AGAINST THE STOCKHOLDER

PROPOSAL SEEKING STOCKHOLDER APPROVAL OF FUTURE

SEVERANCE AGREEMENTS WITH SENIOR EXECUTIVE OFFICERS

As a matter of business philosophy, Marathon has not entered into severance agreements when it hires or promotes senior executives. Except for a standard change in control agreement, none of Marathon’s senior executives has an employment agreement that provides for severance payments. If Marathon chooses to separate a senior executive, business judgment is used in developing an appropriate separation on a case-by-case basis. The Compensation Committee of the Marathon Board of Directors, which is comprised solely of independent members of the Board, has reviewed severance arrangements.

Marathon’s change in control agreement, which is an exhibit to our 2002 Form 10-K and which we believe is substantially within the limitations sought by the stockholder proposal, provides reasonable severance benefits for our senior executives in the event of an involuntary termination as part of a change in control. It is an important and appropriate element of an executive compensation package which is standard within our industry and is a competitive requirement in order to attract and retain highly qualified senior executives.

While Marathon does not have any of the types of severance agreements that the stockholder proposal seeks to preclude without stockholder approval, should the Compensation Committee determine that a severance agreement is in the best interests of Marathon and its stockholders, Marathon needs the flexibility to enter into such an agreement without delay. This flexibility would be substantially undermined by a requirement for stockholder approval. Consistent with Marathon’s practice and philosophy regarding severance arrangements, the Board recommends a vote against this proposal.

VOTE AGAINST THIS PROPOSAL

Audit Committee Report

Our committee has reviewed and discussed Marathon’s audited financial statements for 2003 with Marathon’s management. We have discussed with the independent auditors, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented. We have received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and we have discussed with PricewaterhouseCoopers its independence. Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements for Marathon be included in the Company’s Annual Report on Form 10-K for 2003 for filing with the Securities and Exchange Commission.

Shirley Ann Jackson, Chair

Charles F. Bolden, Jr.

David A. Daberko

William L. Davis

Charles R. Lee

Dennis H. Reilley

Douglas C. Yearley

Information Regarding the Independent Public Auditor’s Fees, Services and Independence

Independent Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) for the years ended December 31, 2003 and 2002 were:

	2003 (in 000’s)	2002 (in 000’s)
Audit	$3,676	$3,613
Audit-Related	477	375
Tax
Tax Compliance	299	336
Other Tax	732	1,409
All Other(1)	26	19,624

Total(2)	$5,210	$25,357

(1)	Fees in 2002 relate primarily to the implementation of SAP, an integrated business software system. The core financial modules were implemented effective January 1, 2002 and the Human Resources/Payroll module was implemented effective October 1, 2002. The consulting services segment of PricewaterhouseCoopers was sold to IBM effective October 1, 2002 and are no longer associated with PricewaterhouseCoopers.

(2)	Effective January 1, 2003, the Audit Committee adopted the Audit Committee Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services. This policy is attached as Appendix II to this proxy statement. Commencing with 2003, the Audit Committee pre-approved all the fees and services included within the scope of this policy. The Audit Committee did not utilize the de minimus exception in 2003.

The Audit fees for the years ended December 31, 2003 and 2002, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company and statutory and regulatory audits, issuance of comfort letters, consents, and assistance with and review of documents filed with the SEC.

The Audit-Related fees for the years ended December 31, 2003 and 2002, respectively, were for assurance and related services related to employee benefit plan audits, attest services that are not required by statute or regulation including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and consultations concerning financial accounting and reporting standards.

Tax fees for the years ended December 31, 2003 and 2002, respectively, were for services related to tax compliance, including the preparation of tax returns and claims for refund; and tax planning and tax advice, including assistance with and representation in tax audits and appeals, advice related to mergers and acquisitions, assistance with customs audits, preparation of individual income tax returns for expatriates, executive tax services and requests for rulings or technical advice from tax authorities.

All Other fees for the year ended December 31, 2003 were for services rendered for accounting research software licenses, assistance with the preparation of statutory financial statements, assistance with filing of statistical information with government agencies, and record storage services. All Other fees for the year ended December 31, 2002 were for services rendered for financial information systems implementation and design, accounting research software licenses, assistance with the preparation of statutory financial statements, assistance with filing of statistical information with government agencies, and record storage services.

Compatibility of PricewaterhouseCoopers’ Services with its Independence

The Audit Committee has considered whether PricewaterhouseCoopers’ provision of the services provided under “All Other” above is compatible with maintaining PricewaterhouseCoopers’ independence, and the committee has determined that it is.

Security Ownership of

Certain Beneficial Owners

The following table furnishes information concerning all persons known to Marathon to beneficially own five percent or more of the common stock of Marathon:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	41,834,400(1)	13.5%(1)

Barclays Private Bank Limited 59/60 Grosvenor Street London, WIX 9DA England	39,937,733(2)	10.94%(2)

(1)	Based on Schedule 13G dated February 10, 2004 which indicates that Capital Research and Management Company had sole voting power over no shares, shared voting power over no shares, sole dispositive power over 41,834,400 shares and shared dispositive power over no shares.

(2)	Based on Schedule 13G dated February 13, 2004 which indicates that Barclays Private Bank Limited had sole voting power over 30,074,437 shares, shared voting power over no shares, sole dispositive power over 30,091,037 shares, and shared dispositive power over no shares. According to such Schedule 13G, (i) Barclays Global Investors NA is the beneficial owner of 27,592,918 shares and has sole voting power over 23,754,253 shares, shared voting power over no shares, sole dispositive power over 23,754,253 shares, and shared dispositive power over no shares, (ii) Barclays Global Fund Advisors is the beneficial owner of 1,638,107 shares and has sole voting power over 1,630,076 shares, shared voting power over no shares, sole dispositive power over 1,630,076 shares, and shared dispositive power over no shares, (iii) Barclays Global Investors, Ltd. is the beneficial owner of 4,067,829 shares and has sole voting power over 4,051,229 shares, shared voting power over no shares, sole dispositive power over 4,067,829 shares, and shared dispositive power over no shares, (iv) Barclays Global Investors Japan Trust and Banking Company Limited is the beneficial owner of 251,082 shares and has sole voting power over 251,082 shares, shared voting power over no shares, sole dispositive power over 251,082 shares, and shared dispositive power over no shares, (v) Barclays Life Assurance Company Ltd. is the beneficial owner of 18,654 shares and has sole voting power over 18,654 shares, shared voting power over no shares, sole dispositive power over 18,654 shares, and shared dispositive power over no shares, (vi) Barclays Bank plc is the beneficial owner of 360,249 shares and has sole voting power over 360,249 shares, shared voting power over no shares, sole dispositive power over 360,249 shares and shared dispositive power over no shares, and (vii) Barclays Capital Securities, Ltd. is the beneficial owner of 8,894 shares and has sole voting power over 8,894 shares, shared voting power over no shares, sole dispositive power over 8,894 shares, and shared dispositive power over no shares.

Security Ownership of Directors

and Executive Officers

The following table sets forth the number of shares of Marathon common stock beneficially owned as of January 31, 2004 by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. In calculating the percentage of outstanding stock, each listed person’s stock options that are or may be exercisable within sixty days have been added to the total outstanding shares.

Name	Shares		Performance Shares(4)	Stock Options Exercisable Prior to 4/1/04	Total Shares	% of Total Outstanding(6)

Charles F. Bolden, Jr.	3,441	(1)(2)			3,441	*
Clarence P. Cazalot, Jr.	41,977		129,000	660,000	830,977	*
David A. Daberko	7,648	(1)(2)(3)			7,648	*
William L. Davis	6,793	(1)(2)(3)(5)			6,793	*
Shirley Ann Jackson	7,590	(1)(2)(3)			7,590	*
Philip Lader	6,846	(1)(2)(3)			6,846	*
Charles R. Lee	20,507	(1)(2)(3)			20,507	*
Dennis H. Reilley	7,748	(1)(2)(3)			7,748	*
Seth E. Schofield	14,144	(1)(2)(3)			14,144	*
Thomas J. Usher	119,655	(1)(3)(5)		1,101,100	1,220,755	*
Douglas C. Yearley	13,508	(1)(2)(3)(5)			13,508	*
Philip G. Behrman	8,901	(3)	15,400	97,000	121,301	*
Steven B. Hinchman	14,490	(3)	15,400	74,200	104,090	*
Steve J. Lowden	5,537		15,400	97,000	117,937	*
Jerry Howard	20,950	(3)	12,100	98,100	131,150	*
John T. Mills (7)	59,927	(3)		126,430	186,357	*
All Directors and Executive Officers as a group (22 persons) (1)(2)(3)(4)(5)					3,180,428	*

(1)	Includes annual retainer deferrals of Common Stock Units issued under the Marathon Oil Corporation Deferred Compensation Plan for Non-Employee Directors and the Marathon Oil Corporation 2003 Incentive Compensation Plan (“2003 Incentive Compensation Plan”) as follows:

Common Stock Units

Charles F. Bolden, Jr.	2,274
David A. Daberko	4,481
William L. Davis	3,626
Shirley Ann Jackson	5,360
Philip Lader	3,626
Charles R. Lee	17,340
Dennis H. Reilley	4,481
Seth E. Schofield	11,800
Thomas J. Usher	3,406
Douglas C. Yearley	11,341

(2)	Includes 1,167 Common Stock Units issued under the 2003 Incentive Compensation Plan.

(3)	Includes shares held under the Marathon Thrift Plan, the United States Steel Savings Fund Plan for Salaried Employees, the Dividend Reinvestment and Direct Stock Purchase Plan, and the Non-Employee Director Stock Plan.

(4)	Reflects performance shares granted under the 1990 Stock Plan and the 2003 Incentive Compensation Plan, which are subject to limits on sale and transfer and can be forfeited under certain conditions.

(5)	Includes 115,570 shares indirectly held by Mr. Usher through a Revocable Trust Account governed by a Revocable Trust Agreement, dated July 3, 2001, pursuant to which Mr. Usher is the settlor, co-trustee with his spouse and beneficial owner of the shares held in said account; includes 500 shares indirectly held by Mr. Yearley in a family trust; and 1,000 shares indirectly held by Mr. Davis in the William L. Davis III Revocable Trust.

* (6)	The percentage of shares beneficially owned by each director or nominee, or each executive officer does not exceed one percent of the common shares outstanding; and the percentage of shares beneficially owned by all directors and executive officers of the Company, as a group, does not exceed one percent of the common shares outstanding.

(7)	Mr. Mills retired from Marathon Oil Corporation effective December 1, 2003.

Executive Compensation and Other Information

The following table sets forth certain information concerning the compensation awarded to, earned by, or paid to (a) Mr. Cazalot, President and Chief Executive Officer, (b) the other four most highly compensated executive officers of Marathon who were serving as executive officers at the end of 2003, and (c) Mr. Mills, the former Chief Financial Officer, who served as an executive officer until his retirement on December 1, 2003, for services rendered in all capacities during 2003, 2002 and 2001.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Salary and Bonus Total ($)	Other Annual Compensation(2) ($)	Options/ SARs(3)(4) (#)	LTIP Payouts(5) ($)		All Other Compensation(6) ($)

C. P. Cazalot, Jr.	2003	900,000	1,800,000	2,700,000	111,306	350,000	998,912		120,000
President and	2002	783,333	1,100,000	1,883,333	68,213	240,000	704,700		178,625
Chief Executive Officer	2001	650,000	2,200,000	2,850,000	80,391	175,000	517,379		141,738

P. G. Behrman	2003	300,000	350,000	650,000	22,042	36,100	117,114		30,884
Senior Vice President,	2002	290,000	215,000	505,000	15,422	42,000	88,578		34,800
Worldwide Exploration	2001	277,500	290,000	567,500	8,962	25,000	0	(7)	21,498

S. B. Hinchman	2003	300,000	325,000	625,000	14,392	36,100	117,114		35,400
Senior Vice President,	2002	250,000	290,000	540,000	11,107	42,000	88,578		32,299
Worldwide Production	2001	221,667	290,000	511,667	4,825	25,000	0	(7)	27,965

S. J. Lowden	2003	300,000	325,000	625,000	15,817	36,100	117,114		30,884
Senior Vice President, Business Development/	2002	290,000	215,000	505,000	22,102	42,000	88,578		36,303
Integrated Gas	2001	275,000	300,000	575,000	4,600	25,000	0	(7)	15,620

J. Howard	2003	290,000	260,000	550,000	24,742	34,800	70,294		30,584
Senior Vice President,	2002	280,000	220,000	500,000	5,934	42,000	75,575		35,912
Corporate Affairs	2001	255,000	325,000	580,000	5,375	25,000	48,465		26,819

J. T. Mills (8)	2003	371,250	400,000	771,250	28,902	66,100	144,287		83,676
Chief Financial Officer	2002	325,833	325,000	650,833	12,224	42,000	101,232		38,889
	2001	296,667	325,000	621,667	11,982	25,000	93,495		38,567

(1)	Mr. Cazalot’s bonus amount for 2003 includes a $1,600,000 bonus paid by Marathon for services rendered in 2003 and a $200,000 retention bonus paid by Marathon pursuant to Mr. Cazalot’s employment contract, which provides for the payment of a retention bonus of $200,000 on the first, second, third, fourth and fifth anniversaries of his employment date. (See page 46 of this report for additional information on Mr. Cazalot’s employment agreement.)

(2)	These amounts include dividends paid on unvested performance shares for the years 2003, 2002 and 2001 for Mr. Cazalot in the amounts of $101,760, $61,440 and $57,330 respectively; Mr. Behrman in the amounts of $12,392, $9,292, $4,600; Mr. Hinchman in the amounts of $12,392, $9,292, $4,600; Mr. Lowden in the amounts of $12,392, $9,292, $4,600; Mr. Howard in the amounts of $8,672, $4,784, $5,375; and Mr. Mills in the amounts of $17,182, $9,982, $10,350. The amounts for Mr. Cazalot and Mr. Howard include dividends on United States Steel performance shares for 2002 and 2001 in the amounts of $2,100 and $7,650 for Mr. Cazalot and $368 and $1,339 for Mr. Howard, respectively. In addition, the amounts shown include various perquisites such as tax, estate and financial planning, use of company aircraft and tax gross ups for the named officers.

(3)	The option grants shown for Mr. Cazalot and Mr. Howard in 2001 include 35,000 stock options for Mr. Cazalot and 8,750 stock options for Mr. Howard that may be exercised for shares of United States Steel common stock.

(4)	All option shares listed were granted with tandem stock appreciation rights (“SARs”).

(5)	These amounts reflect the value of vested performance shares from the 1990 Stock Plan for the years 2003, 2002 and 2001. The amounts for Messrs. Cazalot and Howard also reflect payouts from vesting of United States Steel performance shares under the 1990 Stock Plan for the years 2002 and 2001. In 2002, in light of the separation of the steel and energy business of Marathon, the Compensation Committee of United States Steel cancelled all unvested performance share awards previously granted to Messrs. Cazalot and Howard as well as any rights they may have had to future United States Steel performance share awards in exchange for a cash settlement of $145,292 for Mr. Cazalot and $25,426 for Mr. Howard. These amounts are included in the table.

(6)	The amount shown in this column for Mr. Mills for 2003 includes a vacation payout of $38,942, which was paid upon his retirement in 2003. The amount shown in this column for Mr. Howard for 2001 includes split-dollar life insurance provided by Old USX and Marathon in the amount of $11,519. All other amounts shown in this column are the amounts contributed by the Company under the Marathon Thrift Plan or United States Steel Savings Fund Plan and the related supplemental savings plans.

(7)	Mr. Behrman and Mr. Lowden were hired September 2000 and December 2000, respectively. Mr. Hinchman was promoted to an officer October 2000. Messrs. Behrman, Hinchman and Lowden received their first performance share grants in 2001; therefore, no payouts occurred in 2001.

(8)	Mr. Mills retired from Marathon Oil Corporation effective December 1, 2003.

The following table sets forth certain information concerning options and stock appreciation rights (“SARs”) granted during 2003 to each executive officer named in the Summary Compensation Table under the 2003 Incentive Compensation Plan:

2003 Option/SAR Grants

	Individual Grants			Expiration Date	Grant Date Present Value(3)
Name	Number of Shares Underlying Options/ SARs Granted(1)(2)	% of Total Options/ SARs Granted to Employees in 2003	Exercise or Base Price per Share ($)

C. P. Cazalot, Jr.	350,000	20.2%	25.515	May 28, 2013	$1,872,500
P. G. Behrman	36,100	2.1%	25.515	May 28, 2013	$193,135
S. B. Hinchman	36,100	2.1%	25.515	May 28, 2013	$193,135
S. J. Lowden	36,100	2.1%	25.515	May 28, 2013	$193,135
J. Howard	34,800	2.0%	25.515	May 28, 2013	$186,180
J. T. Mills	66,100	3.8%	25.515	May 28, 2013	$353,635

(1)	One third of the options shown are exercisable on May 28, 2004, another third on May 28, 2005, and the final third on May 28, 2006. If an optionee dies, options will continue to vest and will remain exercisable until the earlier of May 28, 2013 or three years from the date of death. If an optionee retires, options will continue to vest and will remain exercisable until the earlier of May 28, 2013, or in the event of Mr. Cazalot’s retirement, nine years from the date of retirement and in the event of the retirement of all other listed officers, six years from the date of retirement. Mr. Mills retired December 1, 2003. He will have six years from the date of his retirement to exercise his options. The terms of the options are unaffected by a termination due to disability, but all other terminations result in the forfeiture of unvested options. In addition, all options would become immediately exercisable upon a change in control as defined in the 2003 Incentive Compensation Plan.

(2)	These options were granted with tandem SARs, which have the same exercise date as the underlying options. Upon the exercise of a SAR, an optionee receives an amount, in cash and/or shares, equal to the excess, for a specified number of shares, of (a) the fair market value of a share on the date the SAR is exercised over (b) the exercise or base price per share.

(3)	The Company uses the Black-Scholes option pricing model to value the stock options as of the date of grant. The Black-Scholes value used for the 2003 grant is $5.35. The accuracy of this model depends on key assumptions about future interest rates, stock price volatility and dividend yields, among other factors. The grant date present value of these options was calculated using the variables below:

Grant Date	Base Price	Expected Life in Years	Volatility	Annual Rate of Quarterly Dividends	Discount Rate - Bond Equivalent Yield

May 28, 2003	$25.515	5.00	34.55%	3.61%	2.32%

The ultimate values of the options will depend on the future market price of the Company’s common stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company’s common stock over the exercise price on the date the option is exercised.

The following table sets forth certain information concerning options to purchase Marathon and U. S. Steel common stock and stock appreciation rights (“SARs”) exercised by each executive officer named in the Summary Compensation Table during 2003 together with the total number of options and SARs outstanding at December 31, 2003 and the value of such options.

Option Exercises and Year-End Values

Aggregated 2003 Option/SAR Exercises

and December 31, 2003 Option/SAR Values

	Stock	No. of Shares Underlying Options/ SARs Exercised	Total Value Realized(1) ($)	Number of Shares Underlying Unexercised Options/SARs at December 31, 2003 (2) (#)		Value of Unexercised In-the-Money Options/SARs at December 31, 2003(3) ($)
Name				Exercisable	Unexercisable	Exercisable	Unexercisable

C. P. Cazalot, Jr.	Marathon	0	0	560,000	550,000	2,923,770	4,662,240
	U. S. Steel(4)	55,000	314,500	0	0	0	0
P. G. Behrman	Marathon	0	0	97,000	36,100	435,660	278,331
S. B. Hinchman	Marathon	300	1,637	74,200	36,100	275,310	278,331
S. J. Lowden	Marathon	0	0	97,000	36,100	434,721	278,331
J. Howard	Marathon	0	0	98,100	34,800	408,626	268,308
	U. S. Steel(4)	21,000	111,551	0	0	0	0
J. T. Mills	Marathon	0	0	126,430	66,100	502,483	509,631
	U. S. Steel(4)	0	0	24,270	0	44,483	0

(1)	Represents the pre-tax gain, which is the difference between the fair market value of the shares on the date of exercise of the options and the exercise price.

(2)	All options listed above were granted with SARs, except for 7,200 of the exercisable options shown for Mr. Hinchman and 1,100 for Mr. Howard.

(3)	Represents the fair market value price less the base price for all outstanding exercisable and unexercisable options for which the exercise price is less than the fair market value price. The fair market value of Marathon’s common stock on December 31, 2003, was $33.225. The fair market value of U. S. Steel’s common stock on December 31, 2003, was $34.985. Exercisable options/SARs have been held at least one year from the date of grant.

(4)	Represents U. S. Steel options granted to Messrs. Cazalot, Howard and Mills prior to the separation of the steel and energy business of Marathon.

As described in the Compensation Committee Report, in 2003 the Company granted long-term incentive awards in the form of performance shares under the 2003 Incentive Compensation Plan and nominal levels of performance shares under the 1990 Stock Plan in order to fulfill the terms of the long-term incentive program established in 2000. The following table reflects the shares granted in 2003 to the named executives:

Long-Term Incentive Plans — Awards in Last Fiscal Year

	Number of Shares, Units or Other Rights (#)		Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name				Threshold (#)	Target (#)	Maximum (#)

C. P. Cazalot, Jr.	75,000	(1)	3 years	37,500	75,000	150,000
	12,150	(2)	2 years	16,200	27,000	54,000

P. G. Behrman	8,600	(1)	3 years	4,300	8,600	17,200
	1,190	(2)	2 years	2,040	3,400	6,800

S. B. Hinchman	8,600	(1)	3 years	4,300	8,600	17,200
	1,190	(2)	2 years	2,040	3,400	6,800

S. J. Lowden	8,600	(1)	3 years	4,300	8,600	17,200
	1,190	(2)	2 years	2,040	3,400	6,800

J. Howard	8,300	(1)	3 years	4,150	8,300	16,600
	855	(2)	2 years	1,140	1,900	3,800

J. T. Mills (3)	15,800	(1)	3 years	7,900	15,800	31,600
	1,755	(2)	2 years	2,340	3,900	7,800

(1)	In May 2003, grants were made under a new performance share program, the 2003 Incentive Compensation Plan. Vesting of these shares is tied to Total Shareholder Return (TSR) as compared to the TSR of each of the member companies within the AMEX Oil Index (XOI). These performance shares will have a three-year performance period with payout varying from 0% to 200% of target based on actual performance. In the event of a change of control of the Company, all performance shares would immediately vest at target levels. Prior to vesting, dividends are paid on the target number of performance shares.

(2)	These grants were made under the 1990 Stock Plan in order to fulfill the terms of a previously-established performance share program that will expire in 2005. Because vesting under this program exceeded target levels in 2003, additional grants were necessary in order to maintain the pre-established target opportunity levels. The threshold, target, and maximum vesting opportunities were not affected by the 2003 grants. Vesting of these performance shares is based entirely on the achievement of pre-established performance measures related to corporate performance with payouts varying from 0% to 200% of target based on actual performance. To emphasize the long-term nature of the awards, vesting decisions are based on three-year average operational and financial performance, as compared with three-year peer-group performance as described in the Compensation Committee Report. In the years where targeted performance is exceeded, interim grants are made to permit vesting at the target level for the number of years remaining in the five-year performance period. In the event of a change of control of the Company, all performance shares would immediately vest at target levels. Prior to vesting, dividends are paid on the target number of these performance shares.

(3)	Upon Mr. Mills’ retirement on December 1, 2003, all unvested performance shares were forfeited per the terms of the 2003 Incentive Compensation Plan and the 1990 Stock Plan.

Compensation Committee Report

on Executive Compensation

The Compensation Committee (the “Committee”) of Marathon Oil Corporation (“Marathon” or the “Company”) sets policies and administers programs regarding compensation for Marathon’s executive officers and regularly reports its actions to the Board. In addition, the Committee reviews and approves the compensation of the Marathon Ashland Petroleum LLC (MAP) officers on behalf of the MAP Board of Managers. The Committee is comprised only of independent, non-employee directors. In 2003, Mr. Yearley, Mr. Davis, Dr. Jackson, Mr. Lader, Mr. Reilley, and Mr. Schofield served on the Committee.

The purpose of this report is to summarize the philosophy, compensation components and specific program objectives that are considered by the Committee when making decisions regarding compensation for Marathon officers.

Compensation Philosophy

Compensation programs for Marathon officers are designed to attract, retain and motivate employees who are responsible for making significant contributions to the achievement of corporate goals and objectives.

With the help of an independent compensation consulting firm, the Committee regularly compares the salary, annual bonus and long-term incentive opportunities for the CEO and other officers with the compensation provided for similar positions at comparable companies. The companies surveyed for such compensation comparisons are not identical to those companies that comprise the S&P Domestic Integrated Oil Index referred to in the Stockholder Return Performance Presentation on page 41. The Committee believes that the companies with which Marathon competes for employees are not necessarily the same as the companies comprising that index.

Overall, executive compensation at Marathon is designed to provide total compensation opportunities that are at the median level as compared to our peers. Actual awards earned under our incentive compensation programs will vary based upon the performance of both the Company and the individual officer. When performance goals are exceeded, incentive compensation will be above the median, and when performance is below our objectives, incentive compensation, if provided, will be below the median.

The principal elements of our officers’ compensation program are:

•	Base salary

•	Annual bonus award

•	Long-term incentive awards (performance shares and stock options with tandem stock appreciation rights).

In considering performance criteria for annual bonus and long-term incentive awards for 2003, the Committee determined that the performance of certain officers with corporate-wide responsibility would be evaluated based on the performance of the overall Company. The remaining officers will continue to be evaluated based on the performance of their respective business unit segments.

In April of 2003, the stockholders of the Company approved, by an 86.4% favorable vote, the Marathon Oil Corporation 2003 Incentive Compensation Plan (the “Incentive Plan”). Approval of the Incentive Plan provided the framework to allow the Compensation Committee to award competitive levels of performance-based compensation for officers and key employees of the Company that closely link incentive pay, both short-term and long-term, with overall corporate performance and stockholder interests.

The Committee believes that stock ownership requirements better align the interests of the officers to those of Marathon’s stockholders. Consistent with this philosophy, in 2003 the Committee established stock ownership guidelines that require all Marathon officers to acquire and hold significant levels of Marathon common stock. An individual will be allowed up to five years from the implementation of the guidelines or, if later, his or her appointment to an officer position to reach the minimum required level of Marathon common stock ownership. Requirements are as follows:

•	Chief Executive Officer – 225,000 shares

•	Chief Financial Officer– 60,000 shares

•	Senior Vice Presidents – 42,000 shares

•	Vice Presidents – 12,000 shares

The Committee is committed to preserving the deductibility of compensation under Section 162(m) of the Internal Revenue Code whenever possible. This provision limits a company’s ability to deduct compensation in excess of $1 million paid to the Chief Executive Officer and other officers as reported in this Proxy Statement unless the compensation meets the requirements of qualified stockholder-approved performance-based compensation. However, the Committee reserves the right to award non-deductible compensation when they believe such grants are in the best interest of the Company.

Base Salary

Salary administration for Marathon officers is based upon the following criteria:

•	External Competitiveness – Overall salary competitiveness is reviewed annually based on assessments of peer companies as provided by independent consultants. The salary objective for each position is designed to fall at or near the 50th percentile for similar positions at comparable companies.

•	Internal Equity – The salary objective for each position is designed to accurately reflect its relative “value” to the Company.

While these salary objectives operate as a guide for the Committee when setting and adjusting officers’ salaries, actual salary decisions are based primarily upon the performance of the officer. Thus, an officer will not receive a salary increase unless it is warranted by his or her performance.

Once an officer’s salary approaches or exceeds the 50th percentile for similar positions at comparable companies, increases are granted only if justified by performance and as deemed necessary to maintain salary level competitiveness. The annual bonus and long-term incentive programs, which are performance based, provide the primary opportunity for increased compensation levels.

As reported in last year’s proxy statement, the Committee awarded base salary increases in the fourth quarter of 2002 to the CEO, and certain other officers, to make salaries competitive with our peers. In 2003, the Committee reviewed its annual total compensation study as prepared by an independent compensation consulting firm. The Committee will use this data to adjust officer salaries as deemed appropriate in 2004.

Annual Bonus Awards

The Committee approves bonus awards under the stockholder-approved Incentive Plan. Marathon’s annual bonus target opportunities for officers are designed to provide awards that are competitive with similar positions at peer companies. The Incentive Plan provides for awards based on pre-established performance measures specifically related to the success of the Company. For each measure, the applicable portion of the bonus is awarded only if predefined performance objectives are achieved. Our bonus program provides exceptional rewards for superior performance and reduced or no rewards for performance below our objectives. The performance measures used for consideration of the 2003 bonus payments were as follows:

•	Total Shareholder Return (TSR)

•	Net Income from Operations per Barrel of Oil Equivalent Produced Comparison

•	Adjusted Operating Income per Barrel of Crude Oil Refinery Throughput Comparison

•	Oil and Gas Reserve Replacement Ratio

•	Living our Values Performance (Diversity, Safety, Environmental)

•	Individual Performance

The Company’s performance met or exceeded the target level of performance for all measures except for Reserve Replacement Ratio. As required under the Incentive Plan, the Committee confirmed the performance achievements prior to the payment of awards. The Committee reserves the right to adjust or eliminate an annual bonus award that would otherwise be payable under the Incentive Plan based on its assessment of overall performance.

Long-Term Incentive Awards

Long-term incentive awards are a critical element in the mix of compensation as they provide a direct link to stockholder interests. Our objective in making long-term incentive grants is to provide officers with opportunities to receive competitive levels of compensation for meeting performance objectives, exceptional rewards for superior performance, or reduced or no rewards for performance below our objectives. The Committee uses industry competitive data from its annual compensation study when determining the size of long-term incentive grants. The compensation study indicated that Marathon officers were below the 50th percentile for their industry peers in terms of long-term incentive compensation.

To help close the competitive gap, in May of 2003 the Committee granted long-term incentive awards in the form of performance shares and stock options with tandem stock appreciation rights under the Incentive Plan. In addition, the Committee awarded nominal levels of performance shares under the 1990 Stock Plan in order to fulfill the terms of the long-term incentive program established in 2000.

Performance Shares

In May of 2003 the Committee approved a new performance share program under the Incentive Plan. Vesting of these shares is tied to Total Shareholder Return (“TSR”) as compared to the TSR for each of the member companies within the AMEX Oil Index (“XOI”). These performance shares will have a three-year performance period with vesting varying from 0% to 200% of target based on actual performance.

Additionally, the Committee approved the vesting of performance shares granted in 2000 under the 1990 Stock Plan. Vesting of these shares was based entirely on the achievement of pre-established performance measures over the course of a three-year performance period, as compared with peer group performance. The pre-established measures used for determining this 2003 vesting are shown below:

•	Net Income from Operations per Barrel of Oil Equivalent Produced Comparison

•	Oil and Gas Reserve Replacement Ratio

•	Earnings Before Interest, Taxes and Depreciation as a Percent of Total Assets

•	Safety Performance

•	Adjusted Operating Income per Barrel of Crude Oil Refinery Throughput Comparison

Vesting levels may be reduced or eliminated entirely at the discretion of the Committee based on an overall assessment of performance.

Stock Options

Stock options are used by the Committee as a form of long-term incentive compensation and are granted under the Incentive Plan. In 2003, the Committee granted stock options with tandem stock appreciation rights to the Marathon officers. All stock options are non-qualified with each option having an exercise price per share equal to the fair market value of the stock on the day of grant. In 2003, Marathon began expensing stock options in accordance with the “fair value method” promulgated by the Financial Accounting Standards Board. The Incentive Plan does not permit the re-pricing of options. The Committee determines the vesting period and the term of each option, with the term not to exceed 10 years. Options granted in 2003 have a three-year pro-rata vesting period. Optionees have no stockholder rights until the option has been exercised.

Chief Executive Officer

Under Mr. Cazalot’s leadership, Marathon has significantly improved the Company’s overall performance. Great strides have been made in bolstering the confidence of Marathon shareholders, as reflected in the appreciation of the stock price in 2003.

The highlights of Marathon’s 2003 achievements that influenced Mr. Cazalot’s incentive compensation are as follows:

•	Realized substantial exploration success with 9 discoveries out of 13 significant exploratory wells offshore Angola, Norway, the Gulf of Mexico and Equatorial Guinea

•	Established core growth area in Russia with acquisition of Khanty Mansiysk Oil Corporation

•	Realized 53% Marathon Oil Corporation common stock appreciation, outperforming the majority of the member companies within the AMEX Oil Index (“XOI”)

•	Completed non-core asset rationalization program generating proceeds over $1.2 billion

•	Advanced our Integrated Gas Strategy

•	Ensured that Marathon Ashland Petroleum LLC (“MAP”) maintained its position as a top performer in its sector

Mr. Cazalot’s base salary, annual bonus award and long-term incentive awards are determined in the same manner as the compensation for other executive officers. The last base salary increase for Mr. Cazalot was November 2002 and at that time was increased to $900,000 in recognition of his promotion to Chief Executive Officer following the separation of Marathon’s steel and energy businesses and his overall performance.

Mr. Cazalot was paid a bonus for 2003 based upon the Company’s attainment of the pre-established performance measures of the annual bonus program as described above. Like all other officers, he also received long-term incentive awards in the form of performance shares and stock options in May of 2003. The magnitude of Mr. Cazalot’s long-term incentive awards was based on the Committee’s evaluation of his performance and achievements as well as industry comparative data. As a result of these decisions, Mr. Cazalot’s total compensation is competitive among his industry peers.

Douglas C. Yearley, Chair

William L. Davis

Shirley Ann Jackson

Philip Lader

Dennis H. Reilley

Seth E. Schofield

Stockholder Return Performance Presentation

The line graph below compares the yearly change in cumulative total stockholder return for our common stock with the cumulative total return of the Standard & Poor’s Domestic Integrated Oil Index and the Standard & Poor’s 500 Stock Index.

Comparison of Cumulative Total Return

on $100 Invested in Marathon Stock on December 31, 1998

vs.

S&P Domestic Integrated Oil Index and S&P 500 (1)

(1)	Total return assumes reinvestment of dividends.

Certain Relationships and Related Party Transactions

United States Steel Corporation

Thomas J. Usher is the Chairman of the Board and Chief Executive Officer of United States Steel Corporation. In addition to Mr. Usher, four other members of Marathon’s Board of Directors are members of the Board of Directors for United States Steel.

The Separation

On December 31, 2001, Marathon disposed of its steel business through a tax-free distribution of the common stock of its wholly-owned subsidiary United States Steel to holders of USX-U.S. Steel Group common stock in exchange for all outstanding shares of USX-U.S. Steel Group common stock on a one-for-one basis. As a result, Marathon and United States Steel entered into a number of agreements governing their future relationship.

Obligations Associated with Financings

Marathon remains obligated (primarily or contingently) for certain debt and other financial arrangements for which United States Steel has assumed responsibility for repayment under the terms of the separation. As of December 31, 2003, Marathon has identified $699 million in financial obligations, which have been assumed by United States Steel. These financial obligations will continue in 2004.

Other Transactions

In 2003, Marathon made a tax payment to United States Steel related to tax settlements for years prior to the separation. During 2003, amounts paid by either party to the other party was less than 5% of the receiving party’s consolidated gross revenue for that period.

Also in 2003, Marathon had sales of natural gas to United States Steel totaling $29.8 million and sales of refined products of $1.0 million. Marathon purchased raw materials from United States Steel in the amount of $14.1 million. These transactions were in the ordinary course of business and at competitive prices.

Barclays Private Bank Limited

Barclays Private Bank Limited and its affiliates own greater than 5% of the outstanding common stock of Marathon. In 2003, Marathon and affiliates of Barclays were parties to commodity-based derivative contracts, which resulted in net cash settlement payments to Barclays in the amount of $37.6 million.

Other Transactions

Other than as provided above, the Company and its subsidiaries have had transactions with entities with which certain directors were affiliated in the regular course of business since January 1, 2003. Our Board of Directors has given due consideration to these transactions and has determined that no director had a material interest in any such transaction. Such transactions were in the ordinary course of business and at competitive prices and terms. We anticipate that similar transactions will occur in 2004.

Pension Benefits

Marathon provides retirement benefits to its employees, including the named executive officers, under the Retirement Plan of Marathon Oil Company. The following table shows the annual pension benefits for retirement at age 65 for various levels of eligible earnings which would be payable to employees retiring with the years of service shown. The table is based on a formula of a specified percentage (dependent on years of participation in the applicable Marathon retirement plan) of average annual eligible earnings in the three consecutive years of the ten years prior to retirement in which such earnings were highest.

Marathon Oil Company Retirement Plan

Table of Pension Benefits

Final Average Annual Pay For Highest Three Consecutive Years In Ten- Year Period Preceding	Annual Benefits for Years of Participation
Retirement	1 Year	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$100,000	$1,316	$6,570	$13,146	$19,716	$26,288	$32,860	$39,432	$46,004
300,000	4,520	22,566	45,150	67,716	90,288	112,860	135,432	158,004
500,000	7,724	38,562	77,154	115,716	154,288	192,860	231,432	270,004
700,000	10,928	54,558	109,158	163,716	218,288	272,860	327,432	382,004
900,000	14,132	70,554	141,162	211,716	282,288	352,860	423,432	494,004
1,100,000	17,336	86,550	173,166	259,716	346,288	432,860	519,432	606,004
1,300,000	20,540	102,546	205,170	307,716	410,288	512,860	615,432	718,004
1,500,000	23,744	118,542	237,174	355,716	474,288	592,860	711,432	830,004
1,700,000	26,948	134,538	269,178	403,716	538,288	672,860	807,432	942,004
1,900,000	30,152	150,534	301,182	451,716	602,288	752,860	903,432	1,054,004
2,100,000	33,356	166,530	333,186	499,716	666,288	832,860	999,432	1,166,004
2,300,000	36,560	182,526	365,190	547,716	730,288	912,860	1,095,432	1,278,004
2,500,000	39,764	198,522	397,194	595,716	794,288	992,860	1,191,432	1,390,004

In order to comply with the limitations prescribed by the Internal Revenue Code, pension benefits will be paid directly by Marathon pursuant to a non-qualified retirement plan when they exceed the amounts permitted by the Code to be paid from federal income tax qualified pension plans. The terms of the non-qualified retirement plan provide enhanced benefits for all Marathon officers based on bonuses earned during their last ten years of employment. These additional benefits are based on the difference between (i) the sum of the three highest bonuses paid during the final ten years of employment, and (ii) the sum of the three bonuses included under the definition of final average earnings used in the Marathon retirement plans. As of February 1, 2004, this enhancement did not result in an increase in benefits for Messrs. Behrman, Hinchman and Lowden. As of February 1, 2004, it is estimated that Mr. Cazalot and Mr. Howard will be entitled to receive annual benefits of $12,267 and $5,500, respectively, beginning at age 65 under this non-qualified retirement plan.

Covered earnings include pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the Marathon Oil Company Thrift Plan, deferred compensation contributions, and bonuses. These earnings for the named executive officers are reported in the salary and bonus columns of the Summary Compensation Table on page 31. The benefits reflected above are based upon a straight life annuity form of benefit and include the applicable Social Security offset as defined by the Marathon Plan.

As of January 31, 2004, Mr. Cazalot is credited with 3.83 years of participation, Mr. Mills 30.42 (including the enhanced benefit he received upon retirement as stated on page 47), Mr. Howard 29.00, Mr. Hinchman 23.58, Mr. Behrman 3.33, and Mr. Lowden 3.08.

Benefits payable under the Marathon Retirement Plan to participants with United States Steel service include service and earnings that are also used in the calculation of benefits payable under the United States Steel Corporation Plan for Non-Union Employee Pension Benefits and the United States Steel Corporation Executive Management Supplemental Pension Program. Therefore, the Marathon Retirement Plan benefits for such participants are reduced by their benefits from the United States Steel plans. Because Mr. Mills earned benefits under the United States Steel plans, his Marathon pension benefits were reduced by an annual age 65 pension from the United States Steel plans of $140,335. Mr. Howard has also earned benefits under the United States Steel plans, and his Marathon age 65 pension benefits will be reduced by estimated annual pensions from the United States Steel plans (assuming no increase in annual earnings) of $2,943. However, the benefits under the Marathon Retirement Plan cannot be reduced below the amount calculated with only Marathon plan participation and earnings.

Change in Control Arrangements

and Employment Contracts

We believe that if a change in control of Marathon becomes possible our key officers should be encouraged to continue their dedication to their assigned duties. For that reason, we have entered into agreements with each of the current officers named in the Summary Compensation Table on page 31, that provide if an officer’s employment is terminated under certain circumstances following a change in control or during a potential change in control period, the officer will be entitled to the following severance benefits:

•	a cash payment of up to three times the sum of the officer’s current salary plus the highest bonus in the three years before the termination or change in control;

•	life and health insurance benefits for up to 36 months after termination at the lesser of current cost or active employee cost;

•	an additional three years of service credit and three years of age credit for purposes of retiree health and life insurance benefits;

•	a cash payment equal to the actuarial equivalent of the difference between amounts receivable by the officer under our pension plans and those which would be payable if (a) the officer had an additional three years of service credit, (b) the officer’s final average pay had included the officer’s highest annual bonus from the preceding three years, (c) for purposes of determining early retirement commencement factors, the officer had three additional years of service credit and three additional years of age, and (d) the officer’s pension had been fully vested;

•	a cash payment equal to the difference between amounts receivable under our savings or thrift plans and amounts which would have been received if the officer’s savings had been fully vested; and

•	a cash payment of the amount necessary to ensure that the payments listed above are not subject to net reduction due to the imposition of federal excise taxes.

In addition, immediately upon a change in control or upon an officer’s termination of employment during a potential change in control, the officer’s outstanding stock options and stock appreciation rights will be fully vested and exercisable, and the officer’s performance shares will be fully vested.

Each agreement is automatically extended each year unless we notify the officer that we do not wish it extended. In any event, however, each agreement continues during a potential change in control period and for two years after a change in control. The severance benefits are payable if, at any time after a change in control or during a potential change in control period, the officer’s employment is terminated for good reason or is terminated for other than cause or disability. The severance benefits are not payable if termination is due to the officer’s death or disability, for cause, for other than good reason, or occurs after the officer reaches age 65.

The definition of a change in control for purposes of these agreements is complex but is summarized as follows. It includes any change in control required to be reported in response to Item 6(e) of Schedule 14A under the Securities Exchange Act of 1934 and provides that a change in control will have occurred if:

•	any person not affiliated with Marathon acquires 20 percent or more of the voting power of our outstanding securities;

•	the Board no longer has a majority made up of (1) individuals who were directors on the date of the agreements and (2) new directors (other than directors who join the Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on the date of the agreements or (b) were themselves previously approved by the Board in this manner;

•	we merge with another company and our stockholders end up with less than 50 percent of the voting power of the new entity;

•	our stockholders approve a plan of complete liquidation of Marathon; or

•	we sell all or substantially all of Marathon’s assets.

In addition, if any person takes certain actions or enters into an agreement that could effectuate a change in control, a potential change in control will have occurred.

In March 2000, Marathon entered into an employment contract with Mr. Cazalot. The terms and conditions of the contract that remain applicable include an annual performance-based bonus award; a retention bonus of $200,000 on the first, second, third, fourth and fifth anniversaries of his employment date (which was March 3, 2000); an initial stock option grant for 300,000 shares of Marathon common stock with an option price to be determined in accordance with the 1990 Stock Plan and exercisable as follows: 100,000 shares three years from the date of grant (which was March 3, 2000), 100,000 shares four years from the date of grant, and 100,000 shares five years from the date of grant; eligibility for all of Marathon Oil Company’s existing and future employee benefit programs applicable to executive officers; a comprehensive physical examination at Marathon’s expense each calendar year in accordance with Marathon’s policy covering physical examinations for its executive officers; tax preparation and financial planning advice under terms and conditions comparable to those applicable to Marathon executive management; a change-in-control agreement such as those described above; coverage for his family and himself under Marathon’s medical care plan; reimbursement of the cost of membership fees and dues for one country club; and five weeks of paid vacation per year or the number of weeks to which he would be entitled under Marathon’s vacation plan, whichever is longer.

Mr. Mills and USX entered into an enhanced benefit agreement that was assumed by Marathon. Pursuant to the agreement, if Mr. Mills retired from Marathon on or before December 1, 2003, he would be entitled to receive early retirement enhancements under the Retirement Plan and Excess Benefit Plan formulas. Mr. Mills did, in fact, retire from Marathon on December 1, 2003. The enhancements he received under the Retirement Plan and Excess Benefit Plan formulas were equal to the difference between his actual benefits under the Marathon and United States Steel plans and the benefits to which he would be entitled if (i) he had three additional years of service under the plans, (ii) for purposes of applying early retirement factors he had three additional years of age under the plans, and (iii) certain actuarial assumptions in effect as of December 1, 2000, if more favorable, were used.

In January 2004, Mr. Mills entered into a separate agreement to provide consulting services to Marathon. Pursuant to this agreement, Mr. Mills will provide certain consulting services to Marathon at a rate of $350 per hour through March 31, 2004. At the agreement of the parties, the consulting agreement may be extended for additional one-month periods, but in no event beyond June 30, 2004. Other than the hourly fee, Mr. Mills will receive no other benefits from Marathon beyond those available to other retired employees and the benefits described above in connection with his enhanced benefit agreement.

In September 2000, Marathon entered into an employment contract with Mr. Behrman. The terms and conditions of the contract that remain applicable include an initial stock option grant for 30,000 shares of Marathon common stock, with an option price equal to the average of the high and low prices of the stock on his first day of employment with Marathon and exercisable in one-third increments on each of the first three anniversaries of his date of employment; and four weeks of paid vacation per year. Pursuant to the contract, Mr. Behrman is also entitled to receive the same additional benefits that other Marathon executives at his level receive.

In September 2000, Marathon entered into an employment contract with Mr. Lowden. The terms and conditions of the contract that remain applicable include an initial stock option grant for 30,000 shares of Marathon common stock, with an option price equal to the average of the high and low prices of the stock on his first day of employment with Marathon and exercisable in one-third increments on each of the first three anniversaries of his date of employment; five weeks of paid vacation per year; and membership in a local country club. Pursuant to the contract, Mr. Lowden is also entitled to receive the same additional benefits that other Marathon executives at his level receive.

Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple Marathon Stockholders

If you have consented to the delivery of only one set of proxy materials to multiple Marathon stockholders who share your address, then only one proxy statement is being delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy statement to any stockholder at your address. If you wish to receive a separate copy of the proxy statement, you may call us at (713) 629-6600 (please ask for Investor Relations) or write to us at Marathon Oil Corporation, Investor Relations Office, P.O. Box 3128, Houston, Texas, 77210-3128. Stockholders sharing an address who now receive multiple copies of the proxy statement may request delivery of a single copy by calling us at the above number or writing to us at the above address.

Solicitation Statement

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. The Company has also retained Georgeson Shareholder to assist with the solicitation of proxies for a fee not to exceed $8,000, plus reimbursement for out-of-pocket expenses. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

By order of the Board of Directors,

William F. Schwind, Jr. Secretary

March 8, 2004

APPENDIX I

MARATHON OIL CORPORATION

Audit Committee Charter

(Amended and Restated as of January 1, 2004)

Statement of Purpose

The Audit Committee is a standing committee of the Board of Directors. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls, (ii) the performance of the internal audit services function, (iii) the annual independent audit of the Company’s financial statements, (iv) the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance, (v) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures, and (vi) the fulfillment of the other responsibilities set forth herein.

Authority

The Audit Committee has authority to conduct or authorize investigations into any matters within the scope of its responsibility. The Committee shall have full authority (i) to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, (ii) to retain outside legal, accounting or other consultants to advise the Committee, and (iii) to request any officer or employee of the Company, the Company’s outside counsel, inside counsel, independent auditors or internal auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Membership

The Audit Committee shall be comprised of not less than three nor more than ten members. Each member shall be a member of the Board of Directors and shall be independent and qualified under standards established by applicable law and/or stock exchange listing standards. At least one member of the Committee shall be a “financial expert,” as defined by applicable law. No director who serves on the audit committees of more than two other public companies may serve on the Audit Committee, unless the Board determines that such simultaneous service will not impair the ability of such director to effectively serve on the Audit Committee. Except in any such member’s capacity as a member of the Audit Committee, the Board of Directors, or any other board committee, no member shall accept any consulting, advisory, or other compensatory fee from the Company, or be an affiliated person of the Company or any subsidiary thereof.

Meetings

The Audit Committee will meet at least six times a year, with authority to convene additional meetings as circumstances require. All Committee members are expected to attend each meeting, in person or via teleconference. The Committee may invite members of management, auditors, or others to attend meetings and provide pertinent information, as necessary. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes of each meeting will be prepared. If requested by any member of the Committee, time shall be allotted for an executive session of Committee members only and any executives or outside advisors they might want to invite.

Quorum

A majority of the total number of Committee members then in office shall constitute a quorum for the transaction of business at any meeting. All matters shall be decided by the affirmative vote of a majority of members present in person or by proxy at a meeting duly called and held.

Relationship with Independent Auditor

One of the important duties of the Audit Committee is the relationship of the Company with its independent auditor. The independent auditor is ultimately accountable to the Board of Directors and the Audit Committee as representatives of the shareholders. The independent auditor shall report directly to the Audit Committee.

Responsibilities

The following shall be the principal responsibilities of the Audit Committee:

1.	Recommendation and Engagement of Independent Auditors. The Committee shall recommend annually to the Board of Directors the firm of independent auditors to be nominated for ratification by the shareholders to audit the financial statements of the Company, and the Committee shall appoint, replace, compensate and oversee the work of the independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

2.	Approval of Audit and Non-Audit Fees and Services of Independent Auditors. The Committee shall review the fees proposed for the coming year and approve the final fees and expenses of the independent auditors for audit, audit-related, tax, and permissible non-audit services performed by the independent auditors for the past year, and approve in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditors, however, in accordance with and as defined by applicable law, in no event shall the non-audit services include (i) bookkeeping or other services related to the accounting records or financial statements of the Company, (ii) financial information systems design and implementation, (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports, (iv) actuarial services, (v) internal audit outsourcing services, (vi) management functions or human resources, (vii) broker or dealer, investment adviser, or investment banking services, (viii) legal services and expert services unrelated to the audit, and (ix) any other service that the Board of Directors determines, by regulation, is impermissible.

3.	Determination of Independence of Independent Auditors. The Committee shall annually review the independence letter issued by the independent auditors under Independence Standards Board Standard No. 1, actively engage in a dialogue with the independent auditors with respect to any relationships disclosed in that letter, and report to the Board of Directors any appropriate action necessary to maintain the auditor’s continuing independence.

4.	Determination as to Performance of Independent Auditors. The Committee shall annually review a report by the independent auditor, which sets forth (i) the firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (iii) (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

5.	Audits by Independent and Internal Auditors. The Committee shall review annually the scope of audit activities of both the independent auditors and the internal audit staff, including a review of risk assessment strategies.

6.	Meetings with Independent and Internal Auditors and Management. The Committee shall meet separately and periodically with the independent auditors, the internal audit staff and management with respect to the status and results of their activities including, without limitation, with respect to the independent auditors (i) any audit problems and management’s response thereto, (ii) all critical accounting policies and practices used, (iii) all alternative treatments of financial information within generally accepted accounting principles discussed with management, including ramifications with respect thereto and the treatment preferred by the independent auditors, and (iv) other material written communications between the independent auditors and management.

7.	Internal Auditors Access to Board, Audit Committee and Management. The Committee shall ensure that the internal audit function is structured in a manner that permits the internal audit staff to have full and unrestricted access to the Board, the Audit Committee, management, and the Company’s records, personnel and physical properties relevant to the fulfillment of its duties.

8.	Review of Internal Auditors’ Charter, Qualifications and Quality Control. The Committee shall annually review the internal audit department’s charter and the experience and qualifications of the senior members of the internal audit staff and the quality control procedures of the internal auditors.

9.	Review and Approve Internal Control Reports. The Committee shall review and approve the internal control reports to be included in the annual and quarterly reports, which shall provide that it is the responsibility of management to establish and maintain an adequate internal control structure and procedures for financial reporting, and contain an assessment of the effectiveness of such structure and procedures as of the end of the period covered by the report.

10.	Review of Disclosure Controls and Procedures. The Committee shall review with the Chief Executive Officer, the Chief Financial Officer and the General Counsel, the Company’s disclosure controls and procedures and shall review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

11.	Compliance with Business Conduct. The Committee shall receive and review reports from management concerning compliance with corporate policies dealing with business conduct.

12.	Review of Business Expense Reporting. The Committee shall annually review the business expense reporting of the officers of the Company.

13.	Review of Contingency Plans. The Committee shall review contingency plans in the event of a failure of information technology systems.

14.	Review of Organizational Structures. The Committee shall periodically review the organizational structures of entities through which the Company conducts its business.

15.	Review of Legal and Regulatory Compliance. The Committee shall periodically review with management, including the General Counsel, and the independent auditors any correspondence with, or other action by, regulators or governmental agencies and any complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s Code of Business Conduct or Whistleblowing Procedures. The Committee shall also meet periodically and separately with the General Counsel and other appropriate legal staff of the Company to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

16.	Review of Annual and Quarterly SEC Filings. The Committee shall review, approve and discuss with management and the independent auditors the annual and quarterly financial statements, the annual report to shareholders and the Form 10-K annual report giving special consideration in any such review to material changes in accounting policy and assessing the fairness of the financial statements and disclosures including, without limitation, the Company’s disclosures in Management’s Discussion and Analysis contained in any such report.

17.	Review of Earnings Releases and Other Financial Information. The Committee shall review earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

18.	Review of Benefit Plans. The Committee shall receive and review the audit plans and audit reports of the Company’s benefit plans.

19.	Preparation of Report for Proxy Statement. The Committee shall produce the Audit Committee Report that the Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.

20.	Determination of Compensation Amounts. The Committee shall determine for the Company the amount of compensation to (i) the independent auditor employed by the Company for audit, audit-related, tax, and permissible non-audit services and (ii) independent counsel and other advisers necessary for the Audit Committee to carry out its duties.

21.	Performance Evaluation. The Committee shall complete an annual performance evaluation of this Committee and its members consistent with the responsibilities set forth in this charter.

22.	Delegation. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, including the authority to grant preapprovals of audit, audit-related, tax, and permissible non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

23.	Other Delegated Responsibilities. The Committee shall also carry out such other duties that may be delegated to it by the Board of Directors from time to time.

24.	Review Codes of Conduct. The Committee shall review codes of conduct applicable to directors, officers and employees of the Company and its subsidiaries.

25.	Review of Charter. The Committee shall reassess and report to the Board on the adequacy of this charter on an annual basis.

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APPENDIX II

Marathon Oil Corporation

Audit Committee Policy

For

Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit

Services

Statement of Purpose and Scope

The purpose of this policy is to provide procedures to comply with Section 202 of the Sarbanes-Oxley Act of 2002 regarding pre-approval of all audit, audit-related, tax and permissible non-audit services provided by Marathon Oil Corporation’s independent auditor. All audit, audit-related, tax and permissible non-audit services, except as noted under the de minimus exception herein, for Marathon Oil Corporation and its consolidated entities (collectively, the “Company”) requires pre-approval by the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) prior to commencement of such services from the Company’s independent auditor.

Procedures

The following procedures will be followed for pre-approving all audit, audit-related, tax and permissible non-audit services.

1.	In accordance with Section 202 of the Sarbanes-Oxley Act of 2002, the Committee shall pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimus exception below. The appendices to this policy describe the audit (Appendix A), audit-related (Appendix B), tax (Appendix C) and permissible non-audit (Appendix D) services that shall be pre-approved by the Committee.

2.	The Committee may pre-approve any audit, audit-related, tax and permissible non-audit services up to one year in advance for the ensuing year.

3.	The Committee may pre-approve services by specific categories pursuant to a forecasted budget.

4.	In the fourth quarter of each year, the Chief Financial Officer (“CFO”) shall present a forecast of audit, audit-related, tax and permissible non-audit services for the ensuing year to the Committee for approval. Throughout the next year on an “as needed” basis, the CFO shall, in coordination with the independent auditor, provide an updated budget of audit, audit-related, tax and permissible non-audit services to the Committee.

5.	Audit Services

a.	The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Committee. The Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

b.	In addition to the annual audit services approved by the Committee, the Committee may grant pre-approval for other audit services, which are those services that only the independent auditor can provide. The Committee shall pre-approve the audit services listed in Appendix A. All other audit services not listed on Appendix A must be separately pre-approved by the Committee.

6.	Audit-Related Services. Audit-related services are services reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Committee believes that the performance of audit-related services does not impair the independence of the auditor and has approved the audit-related services listed in Appendix B. All other audit-related services not listed on Appendix B must be separately pre-approved by the Committee.

7.	Tax Services. Tax services include services such as tax compliance, tax planning and tax advice. The Committee believes that the performance of tax services does not impair the independence of the auditor and shall pre-approve the tax services listed in Appendix C. All tax services not listed on Appendix C must be separately pre-approved by the Committee.

8.	Permissible Non-Audit Services. Permissible non-audit services are services that are not prohibited services as set forth in Exhibit 1 hereto. The Committee believes that the performance of permissible non-audit services does not impair the independence of the auditor and shall pre-approve the services listed in Appendix D. All permissible non-audit services not listed on Appendix D must be separately pre-approved by the Committee.

De Minimus Exception

The pre-approval requirement for permissible non-audit services provided above is waived, provided the following criteria are satisfied:

1.	the aggregate amount of all such services provided to the Company constitutes not more than 5 percent of the total amount of revenues paid by the Company to the independent auditor during the fiscal year in which the permissible non-audit services are provided;

2.	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

3.

such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members or the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee.

Notwithstanding this de minimus exception, it is the intent of the Committee that standard practice will be to pre-approve all permissible non-audit services.

Delegation

1.	The Committee may delegate to one or more designated members of the Committee who are independent directors of the Board, the authority to grant pre-approvals required herein. The decisions of any member to whom authority is delegated to pre-approve an activity hereunder shall be presented to the full Committee at each of its scheduled meetings.

2.	Pursuant to the above authority, the Committee hereby delegates pre-approval authority of up to $500,000 to the Chair of the Committee for unbudgeted items. The Chair shall report the items pre-approved under this delegation of authority at the next scheduled Committee meeting.

3.	The Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent auditor.

Supporting Documentation

When requested by the Committee, the independent auditor shall provide detailed supporting documentation for each service provided hereunder.

Appendix A

Audit Services

The following audit services are subject to pre-approval by the Audit Committee.

•	Financial Statement Audit – Statutory audits or financial audits for the Company, and subsidiaries and affiliates thereof.

•	Regulatory Financial Filings – Services related to 1933 and 1934 Act filings with the SEC (e.g., registration statements, and current and periodic reports), including issuance of comfort letters, review of documents, consents, and assistance in responding to SEC comment letters.

•	Attest Services Required by Statute or Regulation – Attestation services required by statute or regulation including, without limitation, the report on the entity’s internal controls as specified in Section 404 of the Sarbanes-Oxley Act of 2002.

Appendix B

Audit-Related Services

The following audit-related services are subject to pre-approval by the Audit Committee.

•	Employee Benefit Plan Audits – Audit of pension and other employee benefit plans.

•

Financial Due Diligence – Assistance in financial due diligence with respect to pre- and post-business combinations, including review of financial statements, financial data and records, and discussions with Company or counter-party finance and accounting personnel regarding, among other things, purchase accounting issues.

•	Application and General Control Reviews – Review of information technology and general controls related to specific applications, including overall general computer controls, excluding those that are a part of the financial statement audit.

•	Consultations regarding GAAP – Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies.

•	Attestation – Attestation and agreed-upon procedures engagements not required by statute or regulation.

•	Other Audits – Subsidiary, equity investee or other related entity audits or audits of pools of assets not required by statute or regulation that are incremental to the audit of the consolidated financial statements.

Appendix C

Tax Services

The following tax services are subject to pre-approval by the Audit Committee.

•	Federal and State Tax Compliance – Preparation and/or review of tax returns, including sales and use tax, excise tax, income tax, and property tax. Consultation regarding applicable handling of items for tax returns, required disclosures, elections, and filing positions available to the Company.

•	International Tax Compliance – Preparation and review of income, local, VAT, and GST tax returns. Consultation regarding appropriate handling of items on the returns, required disclosures, elections and filing positions available to the Company. Preparation or review of U.S. filing requirements for foreign corporations.

•	Federal and State Tax Consulting – Assistance with tax audits. Responding to requests from the Company’s tax organization regarding technical interpretations, applicable laws and regulations, and tax accounting. Tax advice on mergers, acquisitions, and restructurings.

•	International Tax Consulting – Assistance with tax examinations. Advice on various matters including foreign tax credit, foreign income tax, tax accounting, foreign earnings and profits, U.S. treatment of foreign subsidiary income, VAT, GST, excise tax or equivalent taxes in the jurisdiction. Tax advice on restructurings, mergers and acquisitions.

•	Transfer Pricing – Advice and assistance with respect to transfer pricing matters, including preparation of reports used by the Company to comply with taxing authority documentation requirements regarding royalties and inter-company pricing and assistance with tax exemptions.

•	Customs and Duties – Compliance reviews and advice on compliance in the areas of tariffs and classification, origin, pricing, and documentation. Assistance with customs audits.

•	Expatriate Tax Services – Preparation of individual income tax returns, advice on impact of changes in local tax laws and consequences of changes in compensation programs or practices.

•	Executive Tax Services for Calendar Year 2003 Only – Preparation of individual income tax returns, and advice on impact of changes in federal, state and local tax laws.

Appendix D

Permissible Non-Audit Services

The following permissible non-audit services are subject to pre-approval by the Audit Committee.

•	Assistance with preparation of statutory financial statements

•	Assistance with filing of statistical information with governmental agencies

•	Accounting research software license

Exhibit 1

Prohibited Services

The independent auditor shall be prohibited from performing the following services:

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions or human resources;

•	Broker or dealer, investment adviser, or investment banking services;

•	Legal services and expert services unrelated to the audit; and

•	Any other service that the Board determines, by regulation, is impermissible.

VOTE BY TELEPHONE

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VOTE BY INTERNET

Have this proxy card available when you access the website http://www.votefast.com and follow the simple instructions presented to record your vote.

VOTE BY MAIL

Please mark, sign and date this proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-800-542-1160	Vote by Internet Access the Website and Cast your vote: http://www.votefast.com	Vote by Mail Return this proxy card in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on April 27, 2004 to be counted in the final tabulation.

If voting by telephone or Internet, please do not send this proxy card by mail.

CONTROL NUMBER :

Proxy must be signed and dated below.

ê Please fold and detach card at perforation before mailing. ê

MARATHON OIL CORPORATION	PROXY

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

❑ I WILL ATTEND THE ANNUAL MEETING.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing on behalf of a corporation or as a fiduciary, attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature

Signature

Date:	, 2004

2004 ANNUAL MEETING OF STOCKHOLDERS ATTENDANCE CARD

You are cordially invited to attend the Annual Meeting of Stockholders on Wednesday, April 28, 2004.

The Meeting will be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas 77056 at 10:00 A.M. Central Time.

(Please detach this card from your proxy card and bring it with you as identification. A map to the meeting site is inscribed on this card for your convenience. The use of an attendance card is for our mutual convenience, however your right to attend without an attendance card, upon identification, is not affected.)

William F. Schwind, Jr.
Secretary

(For the personal use of the named stockholder(s) on the back – not transferable.)

Proxy card must be signed and dated on the reverse side.

ê Please fold and detach card at perforation before mailing. ê

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on April 28, 2004.

The undersigned hereby appoints Thomas J. Usher, Clarence P. Cazalot, Jr. and Janet F. Clark, or any of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of Marathon Oil Corporation on Wednesday, April 28, 2004 and at any meeting resulting from an adjournment or postponement thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the proxy statement for such Meeting with respect to which the proxies are instructed to vote as follows:

Proposal No. 1	Election of directors in the class whose three-year term of office will expire in 2007 (The directors recommend a vote “FOR”)

	❑ FOR ALL nominees listed below (except as otherwise marked below)	❑ WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:	(01) Charles F. Bolden, Jr. (02) Charles R. Lee (03) Dennis H. Reilley (04) Thomas J. Usher
(to withhold authority to vote for any individual nominee strike through that nominee’s name)

		FOR	AGAINST	ABSTAIN
Proposal No. 2	Ratification of PricewaterhouseCoopers LLP as independent auditors (The directors recommend a vote “FOR”)	❑	❑	❑

Proposal No. 3	Stockholder proposal to adopt a climate change resolution (The directors recommend a vote “AGAINST”)	❑	❑	❑

Proposal No. 4	Stockholder proposal to limit severance compensation for senior executive officers (The directors recommend a vote “AGAINST”)	❑	❑	❑

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE

VOTE BY TELEPHONE

c/o National City Bank Corporate Trust Operations Locator 5352 P. O. Box 92301 Cleveland, OH 44193-0900	Have this voting instruction card available when you call the Toll-Free number 1-800-542-1160 using a Touch-Tone phone and follow the simple instructions presented to record your vote.

VOTE BY INTERNET

Have this voting instruction card available when you access the website http://www.votefast.com and follow the simple instructions presented to record your vote.

VOTE BY MAIL

Please mark, sign and date this voting instruction card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-800-542-1160	Vote by Internet Access the Website and Cast your vote: http://www.votefast.com	Vote by Mail Return this voting instruction card in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on Thursday, April 22, 2004 to be counted in the final tabulation.

If voting by telephone or Internet, please do not send this voting instruction card by mail.

CONTROL NUMBER :

Voting instruction card must be signed and dated below.

ê Please fold and detach card at perforation before mailing. ê

MARATHON OIL CORPORATION	VOTING INSTRUCTION CARD

These confidential voting instructions are to Fidelity Management Trust Company, as Trustee for the Marathon Oil Company Thrift Plan (the “Plan”), and are solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on Wednesday, April 28, 2004 at 10:00 A.M. Central Time in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, TX 77056.

The undersigned, as a participant in the Plan, hereby directs the Trustee to vote the number of shares of Marathon Oil Corporation common stock credited to the undersigned’s account under the Plan at the Annual Meeting of Stockholders, and at any meeting resulting from an adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the meeting, including the matters described in the 2004 Proxy Statement, subject to any directions indicated on the reverse side. In the Trustee’s discretion, it may vote upon such other matters as may properly come before the meeting.

❑ I WILL ATTEND THE ANNUAL MEETING.

Sign here as name appears to the left

Date:	, 2004

2004 ANNUAL MEETING OF STOCKHOLDERS ATTENDANCE CARD

You are cordially invited to attend the Annual Meeting of Stockholders on Wednesday, April 28, 2004.

The Meeting will be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas 77056 at 10:00 A.M. Central Time.

(Please detach this card from your voting instruction card and bring it with you as identification. A map to the meeting site is inscribed on this card for your convenience. The use of an attendance card is for our mutual convenience, however your right to attend without an attendance card, upon identification, is not affected.)

William F. Schwind, Jr.
Secretary

(For the personal use of the named stockholder(s) on the back – not transferable.)

Voting instruction card must be signed and dated on the reverse side.

ê Please fold and detach card at perforation before mailing. ê

Your vote is confidential. The shares credited to your account will be voted as directed. If no direction is made, if the card is not signed, or if the card is not received by April 22, 2004, the shares credited to your account will not be voted. You cannot vote your shares in person at the Annual Meeting; the Trustee is the only one who can vote your shares.

Although the Trustee takes no stand, the Board of Directors recommends a vote FOR Proposals 1 and 2, and AGAINST Proposals 3 and 4.

Proposal No. 1	Election of directors in the class whose three-year term of office will expire in 2007 (The directors recommend a vote “FOR”)

	❑ FOR ALL nominees listed below (except as otherwise marked below)	❑ WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:	(01) Charles F. Bolden, Jr. (02) Charles R. Lee (03) Dennis H. Reilley (04) Thomas J. Usher
(to withhold authority to vote for any individual nominee strike through that nominee’s name)

		FOR	AGAINST	ABSTAIN
Proposal No. 2	Ratification of PricewaterhouseCoopers LLP as independent auditors (The directors recommend a vote “FOR”)	❑	❑	❑

Proposal No. 3	Stockholder proposal to adopt a climate change resolution (The directors recommend a vote “AGAINST”)	❑	❑	❑

Proposal No. 4	Stockholder proposal to limit severance compensation for senior executive officers (The directors recommend a vote “AGAINST”)	❑	❑	❑

VOTING INSTRUCTIONS TO BE SIGNED AND DATED ON THE REVERSE SIDE

VOTE BY TELEPHONE

c/o National City Bank Corporate Trust Operations Locator 5352 P. O. Box 92301 Cleveland, OH 44193-0900	Have this voting instruction card available when you call the Toll-Free number 1-800-542-1160 using a Touch-Tone phone and follow the simple instructions presented to record your vote.

VOTE BY INTERNET

Have this voting instruction card available when you access the website http://www.votefast.com and follow the simple instructions presented to record your vote.

VOTE BY MAIL

Please mark, sign and date this voting instruction card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-800-542-1160	Vote by Internet Access the Website and Cast your vote: http://www.votefast.com	Vote by Mail Return this voting instruction card in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on Wednesday, April 21, 2004 to be counted in the final tabulation.

If voting by telephone or Internet, please do not send this voting instruction card by mail.

CONTROL NUMBER:

Voting instruction card must be signed and dated below.

ê Please fold and detach card at perforation before mailing. ê

MARATHON OIL CORPORATION	VOTING INSTRUCTION CARD

These confidential voting instructions are to the Northern Trust Company, as Trustee for the United States Steel Corporation Savings Fund Plan for Salaried Employees (the “Plan”), and are solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on Wednesday, April 28, 2004 at 10:00 A.M. Central Time in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, TX 77056.

The undersigned, as a participant in the Plan, hereby directs the Trustee to vote the number of shares of Marathon Oil Corporation common stock credited to the undersigned’s account under the Plan at the Annual Meeting of Stockholders, and at any meeting resulting from an adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the meeting, including the matters described in the 2004 Proxy Statement, subject to any directions indicated on the reverse side. In the Trustee’s discretion, it may vote upon such other matters as may properly come before the meeting.

❑ I WILL ATTEND THE ANNUAL MEETING.

Sign here as name appears to the left

Date:	, 2004

2004 ANNUAL MEETING OF STOCKHOLDERS ATTENDANCE CARD

You are cordially invited to attend the Annual Meeting of Stockholders on Wednesday, April 28, 2004.

The Meeting will be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas 77056 at 10:00 A.M. Central Time.

(Please detach this card from your voting instruction card and bring it with you as identification. A map to the meeting site is inscribed on this card for your convenience. The use of an attendance card is for our mutual convenience, however your right to attend without an attendance card, upon identification, is not affected.)

William F. Schwind, Jr.
Secretary

(For the personal use of the named stockholder(s) on the back – not transferable.)

Voting instruction card must be signed and dated on the reverse side.

ê Please fold and detach card at perforation before mailing. ê

Your vote is confidential. The shares credited to your account will be voted as directed. You cannot vote your shares in person at the Annual Meeting; the Trustee is the only one who can vote your shares.

Although the Trustee takes no stand, the Board of Directors recommends a vote FOR Proposals 1 and 2, and AGAINST Proposals 3 and 4.

Proposal No. 1	Election of directors in the class whose three-year term of office will expire in 2007 (The directors recommend a vote “FOR”)

	❑ FOR ALL nominees listed below (except as otherwise marked below)	❑ WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:	(01) Charles F. Bolden, Jr. (02) Charles R. Lee (03) Dennis H. Reilley (04) Thomas J. Usher
(to withhold authority to vote for any individual nominee strike through that nominee’s name)

		FOR	AGAINST	ABSTAIN
Proposal No. 2	Ratification of PricewaterhouseCoopers LLP as independent auditors (The directors recommend a vote “FOR”)	❑	❑	❑

Proposal No. 3	Stockholder proposal to adopt a climate change resolution (The directors recommend a vote “AGAINST”)	❑	❑	❑

Proposal No. 4	Stockholder proposal to limit severance compensation for senior executive officers (The directors recommend a vote “AGAINST”)	❑	❑	❑

VOTING INSTRUCTIONS TO BE SIGNED AND DATED ON THE REVERSE SIDE